UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
April 29, 2016
To Our Stockholders:
It is my pleasure to invite you to attend the 2016 Maxwell Technologies, Inc. Annual Meeting of Stockholders (“Annual Meeting”) to be held on June 15, 2016 at 11:00 a.m., PDT, at the Courtyard by Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.
We hope you will be able to attend the Annual Meeting to listen to a discussion of Maxwell’s business, and answer any questions you may have.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 29, 2016, we expect to begin mailing to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.
Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the Proxy Statement, you are urged to promptly vote in accordance with the instructions set forth on the Proxy Card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.
If you have any questions concerning the Annual Meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,
Franz Fink
Chief Executive Officer

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2016
To the Stockholders of
Maxwell Technologies, Inc.:
The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on June 15, 2016 at 11:00 a.m., PDT, at the Courtyard by Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, for the purpose of considering and voting upon the following:

•	To elect two Class II members to the Board of Directors to serve until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	To approve an amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 40,000,000 shares to 80,000,000 shares;

•	To approve an amendment to the Company's Restated Certificate of Incorporation to declassify the Board of Directors and to provide that directors may be removed with or without cause;

•	To approve an increase in the number of shares of common stock reserved for issuance under the 2013 Omnibus Equity Incentive Plan by 2,400,000 shares;

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers as set forth in the Executive Compensation section of this Proxy Statement; and

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
The foregoing business items are more fully described on the following pages, which are made part of this notice.

WHO MAY VOTE:
The Board of Directors has fixed the close of business on April 19, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

David Lyle
Secretary

April 29, 2016
San Diego, California
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO VOTE VIA THE INTERNET. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING”.

MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
(858) 503-3300
PROXY STATEMENT
FOR MAXWELL TECHNOLOGIES
2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2016
INTERNET AVAILABILITY OF PROXY MATERIALS
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about April 29, 2016, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to access your Proxy Card to vote through the Internet or by telephone.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Question:	Why am I receiving these materials?

Answer:
Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question:	Why am I being asked to review materials on-line?

Answer:
Under rules adopted by the SEC, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice will be mailed to stockholders on or about April 29, 2016.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the Annual Meeting.

Question:	What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

Answer:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, fees, and impact on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials, stockholders should send their requests to our principal executive offices, Attention: Corporate Secretary. Stockholders who hold shares in street name (as described below) may contact their brokerage firm, bank, dealer, or other similar organization to request information about householding.

Question:	What information is contained in this Proxy Statement?

Answer:	The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this Proxy Statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who will bear the cost of soliciting votes for the Annual Meeting?

Answer:
We will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Maxwell may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our common stock on the close of business on April 19, 2016 are entitled to vote at the Annual Meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect two Class II members to the Board of Directors.

•	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	To approve an increase in authorized shares of common stock from 40,000,000 shares to 80,000,000 shares.

•	To approve an amendment to declassify the Board and to provide that directors may be removed with or without cause.

•	To approve an increase in the number of shares of common stock reserved for issuance under the 2013 Omnibus Equity Incentive Plan by 2,400,000 shares.

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” for the election of two Class II directors.

•	“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

•	"FOR" the approval of an increase in authorized shares of common stock from 40,000,000 shares to 80,000,000 shares.

•	"FOR" the approval of an amendment to declassify the Board and to provide that directors may be removed with or without cause.

•	"FOR" the approval of an increase in the number of shares of common stock reserved for issuance under the 2013 Omnibus Equity Incentive Plan by 2,400,000 shares.

•	“FOR” the approval of the compensation of the Company’s named executive officers.

Question:	How may I cast my vote?

Answer:
If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice, proxy card or voting instruction form you should have received from your brokerage firm or similar organization in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.
If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. In addition, the advisory vote on the compensation of the Company’s named executive officers is “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name in the absence of instructions from you.

Question:	May I cast my vote in person?

Answer:
Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

Question:	May I cast my vote over the Internet, by telephone or by mail?

Answer:	Voting Alternatives:

•	over the Internet at www.proxyvote.com, by following the instructions for Internet voting on the Notice or Proxy Card mailed to you;

•	by phone, by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.
If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by our transfer agent. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
If like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other similar organization rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being provided to you by such organization. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
We encourage you to vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, those who hold shares in street name will need to contact the brokerage firm, bank or other similar organization that holds their shares to obtain a legal proxy to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:
Yes. You may revoke your proxy at any time until it is voted. You may also revoke your proxy by voting in person at the Annual Meeting. If you hold shares in street name, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the Annual Meeting in person?

Answer:	No, we believe physical space at the Annual Meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:
The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of elections will be present at the Annual Meeting to tabulate the final vote results.

Question:	What happens if the Annual Meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. For the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2016; the approval of an increase in the number of authorized shares of common stock; the approval to declassify the Board and to provide that directors may be removed with or without cause; the approval of an increase in the number of shares of common stock reserved for issuance under the 2013 Omnibus Equity Incentive Plan; the approval of the compensation of our named executive officers; and the approval of any other matters properly presented at the Annual Meeting, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors.

Question:	What is the deadline for voting?

Answer:
The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on June 14, 2016. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the Annual Meeting and to cast your vote in person, the polls will remain open until they are closed during the Annual Meeting on June 15, 2016. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the Annual Meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the Annual Meeting?

Answer:	Preliminary results will be announced at the Annual Meeting and final results will be published in a Form 8-K filed shortly after the meeting.

Question:	How can I communicate with the Board of Directors?

Answer:
Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123.

GENERAL INFORMATION
The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” “Maxwell,” “we” or “us”), is soliciting the enclosed proxy for use at the 2016 Annual Meeting of Stockholders to be held on June 15, 2016 at 11:00 a.m., PDT, at the Courtyard by Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof. This Proxy Statement was first made available on or about April 29, 2016 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Annual Meeting and any adjournment or postponement thereof.
The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, is available over the Internet or, if requested per the instructions in the Notice, will be mailed to stockholders along with this Proxy Statement. The Annual Report on Form 10-K contains, among other things, financial information regarding the Company and a discussion of business developments during the fiscal year ended December 31, 2015. It is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.
VOTING RIGHTS
The close of business on April 19, 2016 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had [ ] shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, and the advisory vote on the compensation of our named executive officers are each considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors or the approval of the compensation of our named executive officers in the absence of instructions from you.
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors. For matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors. Under Delaware law, abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.
All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2017 annual meeting of stockholders, stockholder proposals must be submitted in writing to Maxwell Technologies, Inc., Attn: Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123, and must be received by us no later than January 5, 2017 and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Stockholder Proposals for Presentation at Next Year's Annual Meeting
If a stockholder wishes to present a proposal, including a director nomination, at our 2017 annual meeting of stockholders (the “2017 Annual Meeting”) and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to Maxwell Technologies, Inc., Attn: Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123, not less than 90 calendar days, or March 17, 2017, nor more than 120 days, or February 15, 2017, prior to the one year anniversary date of the Company’s proxy statement delivered to stockholders in connection with the 2016 Annual Meeting, except that in the event the date of the 2017 Annual Meeting is changed by more than 30 days from the anniversary date of the 2016 Annual Meeting, notice by the stockholder in order to be timely must be received not less than 60 calendar days prior to the 2017 Annual Meeting date, or not more than 10 calendar days after the public announcement of the 2017 Annual Meeting date if the public announcement is made less than 60 calendar days prior to the date of the 2017 Annual Meeting. If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2017 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class II expires on the date of the Annual Meeting. The directors in Class III and Class I will continue in office until their terms expire at the 2017 and 2018 Annual Meeting of Stockholders, respectively. The current Class II directors are Burkhard Goeschel, David Schlotterbeck and Mark Rossi. Mark Rossi, our current Chairperson of the Board, was not nominated by the Board for re-election and effective as of the date of the 2016 Annual Meeting, he will no longer serve as a member of the Board or the committees on which he currently serves.
The directors elected in Class II at the Annual Meeting will hold office until the 2019 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Holders of common stock are entitled to cast one vote for each share held for each of the two nominees for director in Class II. The two nominees receiving the greatest number of “FOR” votes will be elected directors of the Company in Class II. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. Broker non-votes will have no effect. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.
No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. There are no family relationships among any of the Company’s executive officers and directors.
Set forth below is information with respect to nominees for director and other directors of the Company who will continue in office for terms extending beyond the Annual Meeting, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills within the past five years that led to the conclusion that they are qualified to serve as a director, their period of service as a Company director and their age. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Burkhard Goeschel, 70 (Class II)
Dr. Goeschel was appointed a Class II director in February 2007. He serves as Chairperson of the Strategic Alliance Committee and is also a member of the Governance and Nominating Committee. Since January 2013, he has been senior advisor with Roland Berger Strategy Consultants, a leading global strategy consultancy. From 2007 through 2012, he was chief technology officer of MAGNA International, a leading global supplier of technologically advanced automotive systems, components and complete modules. From 2000 until his retirement in 2006, he was a member of the six-person management board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a group leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is senator and a member of the university's management board and a trustee of its Institute for Advanced Studies. Further, he is honorary president of the German Research Association for Internal Combustion Engines, is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities and was general chairperson of the Society of Automotive Engineers 2006 World Congress. In January 2013, Dr. Goeschel was honored by the State of Austria with the Great Golden Cross of the State of Austria.

Individual experience: Dr. Goeschel's global automotive industry experience, breadth of knowledge concerning the international marketplace, and prior experience at BMW Group and MAGNA International, in addition to a strong technical background and his deep view into the strategic developments of the automotive industry from his experience as a senior advisor with Roland Berger Strategy Consultants, make him further qualified to serve as a director.

David Schlotterbeck, 69 (Class II)
Mr. Schlotterbeck was appointed as a Class II director in May 2013. He serves on the Audit Committee and is one of the co-Chairpersons of the Compensation Committee. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Aperio Technologies, Inc., a provider of digital pathology solutions, beginning in 2011 until its sale to Danaher Corporation in March of 2013. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Carefusion, a global medical technology company that was spun-off from Cardinal Health, a diversified health service company, from 2009 until his retirement in 2011. Prior to the spinoff, beginning in 2008, he served as vice chairman of Cardinal Health, and, beginning in 2006, he served as chief executive officer of Cardinal Health’s Clinical and Medical Products business. He was previously president and chief executive officer of Alaris Medical Systems and Vitalcom, Inc. He was president and chief operating officer of Pacific Scientific Company and Nellcor, Inc. Mr. Schlotterbeck is a graduate of the General Motors Institute with a bachelor’s of science degree in electrical engineering. He also holds a master’s of science degree in electrical engineering from Purdue University. Mr. Schlotterbeck also served as a member of the board of directors of Virtual Radiologic Corporation beginning in 2008 until its sale in 2010. He currently serves as a director of the board and chairman of the compensation and CEO search committees of Juniper Networks, a leading technology company selling products and services for high-performance networks.

Individual experience: Mr. Schlotterbeck’s experience as a chief executive officer, including both his experience with strategic business collaborations as well as complex human resources and compensation-related matters, and board member of several public companies provides a history of experience in management and corporate governance leadership making him qualified to serve as a director.

Vote Required for Approval and Recommendation of the Board
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors.
The Board recommends that stockholders vote FOR ALL of the nominees identified above.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2017 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 79 (Class III)
Mr. Guyett was appointed a Class III director in January 2000, and served as Chairperson of the Board from May 2010 to May 2011, and also from May 2003 until May 2007. He serves as the Chairperson of the Audit Committee. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. From 1990 to 2013, he was a director and chairperson of the audit committee of Newport Corp., a public company which is a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. Until December 21, 2014, Mr. Guyett served as a director and the treasurer of the Christopher and Dana Reeve Foundation and currently serves on the board of a privately-held company. From 1991 to 1995, he was a director and chief financial officer of Engelhard Corp and from 1987 to 1991, he was a director and chief financial officer of Fluor Corporation.

Individual experience: Mr. Guyett, with his experience in various senior leadership positions, including chief financial officer, as well as his extensive familiarity in international operations and his demonstrated leadership on the boards of several other companies provides the Company with broad insight into financial and operational matters.

Yon Yoon Jorden, 61 (Class III)
Ms. Jorden was appointed a director in Class III in May 2008. She serves as one of the co-Chairpersons of the Compensation Committee and is also a member of the Audit Committee and the Governance and Nominating Committee, the latter of which she has previously served on as chairperson. During a business career spanning more than 25 years, she has served as chief financial officer of four publicly traded companies, most recently as executive vice president and chief financial officer of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants, from 2002 to 2004. Previously she was chief financial officer of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and WellPoint, Inc., a NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Andersen & Co., where she became a certified public accountant. She also currently serves as a director of Methodist Health System, a Texas-based hospital system. She has also served as a director and chairperson of the audit committee of Magnatek, Inc., a Nasdaq-listed manufacturer of digital power control systems, U.S. Oncology, a leading oncology services company, and BioScrip, a Nasdaq-listed national provider of infusion and home care management solutions.

Individual experience: Ms. Jorden's extensive experience as both a chief financial officer as well as a board member, including multiple audit committee chairmanship positions, of public companies in various industries provides her a tremendous depth of knowledge into financial, operational and Board oversight matters and the financial expertise required for our Audit Committee. Ms. Jorden is a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Richard Bergman, 52 (Class III)
Mr. Bergman was appointed as a Class III director in May 2015. He serves on the Compensation Committee. Mr. Bergman is President and Chief Executive Oficer of Synaptics, Inc., a leading developer of human interface solutions for intelligent devices. He joined Synaptics (Nasdaq:SYNA) in 2011, after serving in a series of senior executive positions with AMD, where he was senior vice president and general manager of AMD’s Product Group from May 2009 to September 2011, and senior vice president and general manager of AMD’s Graphics Product Group (GPG) from October 2006 to May 2009. Until AMD acquired ATI in 2006, Mr. Bergman was senior vice president and general manager of ATI’s PC Group. Previously, from 1997 to 2000, he was chief operating officer of S3 Graphics and before that he held other senior management positions in the technology industry after beginning his career with Texas Instruments and IBM.

Individual Experience: Mr. Bergman’s expertise comes from a career of managing multi-national companies, including in the developing growth markets and related to corporations undergoing restructuring initiatives. Mr. Bergman’s personal experience with critical human resources and compensation-related matters provides unique insight into such practices.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2018 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Franz Fink, 54 (Class I)
Dr. Fink joined Maxwell as President and Chief Executive Officer effective as of May 1, 2014. Immediately prior to joining Maxwell, Dr. Fink was an independent business consultant, assisting companies in the industrial and automotive markets with business optimization and growth initiatives. From 2006 to 2012, Dr. Fink served as president and chief executive officer of Gennum Corp., a leading supplier of high-speed analog and mixed-signal semiconductors for the optical communications, networking, and video broadcast markets that was listed on the Toronto Stock Exchange before being acquired by Semtech Corp. in March 2012. From 2003 to 2006, Dr. Fink was senior vice president and general manager of the Wireless and Mobile Systems Group of Austin, Texas-based Freescale Semiconductor, Inc. From 1991 through 2003, Dr. Fink held a series of senior management positions in the Semiconductor Products Sector of Motorola Corp. in Germany, the United Kingdom and the United States. Dr. Fink holds a doctorate in natural sciences from the department of computer-aided design and a master’s degree in computer science and electrical engineering from the Technical University of Munich, Germany.

Individual experience: Dr. Fink is a seasoned technology executive with an established track record of bringing innovative products to the automotive, telecommunications and other global markets Further, his broad experience in international business operations in addition to his advanced technical education background make him qualified to serve as a director.

Roger Howsmon, 71 (Class I)
Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Governance and Nominating Committee. Since April 2013, Mr. Howsmon has been the chief operating officer of Wheatridge Manufacturing, a company specializing in the engineering, design and manufacturing of cabover trucks. From 2010 to 2013, Mr. Howsmon was the senior advisor to the president and chief executive officer of Blue Bird Corporation, one of the world's leading bus manufacturers, which is privately held by Cerberus Capital Management. From 2007 to 2010, he served as the senior vice president and chief marketing officer of Blue Bird Corporation. Prior to this, Mr. Howsmon, as executive vice president, led the manufactured housing group of Fleetwood Enterprises, and before that, was chairperson and chief executive officer of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry, as vice president for North American distribution for Cummins Engine Company and president of Perkins Engines, and then five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks. He currently serves as a director of Aura Systems, Inc., a manufacturer of mobile power solutions as well as serving on the boards of two privately held companies.

Individual experience: Mr. Howsmon's extensive experience as a senior executive of numerous companies and his broad-based international and domestic background in the areas of sales, marketing, manufacturing and distribution make him further qualified to serve as a director.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee of the Board of Directors has appointed BDO USA, LLP as our independent registered public accounting firm (or “independent auditors”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of BDO USA, LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.
The Board recommends that stockholders vote FOR the ratification of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2016.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees for professional services rendered by BDO USA, LLP and the member firms of BDO, (collectively, BDO), for 2015 and 2014 (in thousands):

	2015	2014
Audit fees	$848	$750
Audit-related fees	9	13
Tax fees	—	5
All other fees	—	—
Total	$857	$768
Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q and the audit of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. Audit-related fees are fees for assurance and related services performed by BDO that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for the audit of employee benefit plans.
Tax Fees. Tax fees are fees paid in 2014 for professional assistance not related to the performance of the audit. We did not engage BDO for professional services in connection with tax advice or tax planning during the fiscal year ended December 31, 2015.
All Other Fees. We did not engage BDO for any other professional services for the fiscal years ended December 31, 2015 and 2014.
Audit Committee Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2015, all services rendered by BDO were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE (1)
The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Guyett, Rossi and Schlotterbeck and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, BDO USA, LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.
In this context, the Audit Committee has met and held discussions with management and BDO USA, LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and BDO USA, LLP. The Audit Committee reviewed and discussed with BDO USA, LLP our audited financial statements. We discussed with BDO USA, LLP the overall scope and plans of their audits. We met with BDO USA, LLP, with and without management present, to discuss results of its examinations, and the overall quality of the company’s financial reporting.
We have reviewed and discussed with BDO USA, LLP matters required to be discussed pursuant to the PCAOB Auditing Standard No. 16 “Communications with Audit Committees.” We have received from BDO USA, LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. We have discussed with BDO USA, LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with BDO USA, LLP’s independence.
Based on the Audit Committee’s discussions with management and BDO USA, LLP as well as the Audit Committee’s review of the representations of management and the report of BDO USA, LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements for the year ended December 31, 2015 in the Company’s Annual Report on Form 10-K, filed with the SEC on February 17, 2016.
Submitted by the following members of the Audit Committee:
Robert Guyett (Chairperson)
Yon Yoon Jorden
Mark Rossi
David Schlotterbeck

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE
Board Meetings and Committees
The Board is currently composed of eight members, all of whom, with the exception of Dr. Fink, were determined by the Board to be independent within the meaning of the Nasdaq Global Market (“Nasdaq”) listing standards. The Board size is currently fixed at nine members, and following the 2016 Annual Meeting, since Mr. Rossi was not nominated for re-election, the Board will be composed of seven members with two vacancies. During the fiscal year ended December 31, 2015, the Board held 13 meetings and each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2015 Annual Meeting of Stockholders were in attendance.
Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123. All such stockholder communications will be forwarded to the Board, specific member of the Board or committee to whom the communications are addressed.
The Board also has established an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Strategic Alliance Committee. The following table sets forth the non-employee members of our Board and the committees of which each director is a member.

Non-Employee Directors:				Strategic Alliance
Name of Director	Audit(1)	Compensation(1)	Governance(1)
Richard Bergman		X		X
Burkhard Goeschel, Ph.D.			X	X
Robert Guyett	X*		X
Roger Howsmon			X*
Yon Yoon Jorden	X	X*	X
David Schlotterbeck	X	X*		X
X = Committee member; * = Chairperson or Co-Chairperson

(1)
Mark Rossi currently serves on the Audit Committee, Compensation Committee and Governance and Nominating Committee but is not listed in the table above as he is not nominated for re-election at the 2016 Annual Meeting.

Audit Committee
The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statement reviews. The Audit Committee held eight meetings during the fiscal year ended December 31, 2015.
All members of the Company’s Audit Committee are independent (as independence is defined in Nasdaq listing standards). Mr. Guyett and Ms. Jorden have been designated by the Board as the Audit Committee’s financial experts. The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at investors.maxwell.com. Our website address is included throughout this proxy statement for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

Compensation Committee
The Compensation Committee recommends the approval of salaries and incentive compensation of employees and the compensation of directors, oversees the administration of the Company’s equity compensation plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2015. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the Nasdaq listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at investors.maxwell.com.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee of Maxwell.
Governance and Nominating Committee
The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, monitors the function of the Board and its committees regarding overall effectiveness, composition and structure, establishes a process for monitoring compliance with the Company’s Code of Business Conduct and Ethics and recommends corporate governance guidelines and policies for adoption by the Board. The Governance and Nominating Committee held four meetings during the fiscal year ended December 31, 2015.
The members of the Governance and Nominating Committee are independent of management (as independence is defined in the Nasdaq listing standards). The Governance and Nominating Committee has adopted a written Governance and Nominating Committee Charter which is available on the Company’s website at investors.maxwell.com.
The Governance and Nominating Committee coordinates and oversees annual self-assessments of the performance and procedures of the Board and each committee of the Board. The annual self-assessments solicit feedback from the directors and committee members in the areas of overall effectiveness, composition and structure, culture, focus, information and resources, and processes. The Board and each committee review and discuss the outcome of its own self-assessment during an evaluation session and improvements are implemented where considered appropriate. In addition, the Board engages an outside party periodically, approximately every three years, to perform an independent assessment of the performance and procedures of the Board and the Board’s committees.
When considering a potential candidate for membership on the Company’s Board, the Governance and Nominating Committee considers relevant business and other experience and demonstrated character and judgment as described in the Company’s Board Guidelines, which are posted on the Company’s website at investors.maxwell.com. There are no differences in the manner in which the Governance and Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder, as opposed to a candidate that is recommended for nomination for membership by the Governance and Nominating Committee and Board. The Governance and Nominating Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Annual Meeting.
In addition to the considerations described above, the Governance and Nominating Committee considers the composition of the Board in its evaluation of candidates for Board membership as well as existing Board members. The Board believes that factors such as background, experience, independence, character, judgment, skills, diversity, age, race, gender and national origin as it relates to each individual Board member as well as the Board as a whole are important considerations in Board composition. The Governance and Nominating Committee believes that, as a group, the nominees above complement the Board’s composition and bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
The Governance and Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at investors.maxwell.com. The procedure provides that a timely notice relating to the nomination must be given in writing to the Secretary of the Company prior to the Annual Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under the section “Stockholder Proposals” in this Proxy Statement. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and include information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. Since our prior annual meeting, there have been no material changes to the procedures by which stockholders may recommend nominees to the Board.

Strategic Alliance Committee
In late 2015, the Board formed a new ad hoc special committee to advise and consult with management of the Company regarding strategic business arrangements. In early 2016, the Board converted this ad hoc committee to a standing committee commissioned formally as the Strategic Alliance Committee to provide advice and oversight of strategic transactions involving a particular portion of the Company’s proprietary technology, provided that the full Board shall be kept fully informed about all material developments related to any strategic transaction and all material decisions relating to any strategic transaction shall be made by the full Board. There currently is no written charter for the Strategic Alliance Committee. The Strategic Alliance Committee did not meet in 2015.
Code of Business Conduct and Ethics
The Company’s Code of Business Conduct and Ethics applies to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at investors.maxwell.com in English, French, German and Chinese and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123. Any changes or waivers of the Code of Business Conduct and Ethics for the Company’s Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions will be disclosed on the Company’s website.
Board Leadership Structure and Role in Risk Oversight
Our Board separates the positions of Chairperson of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly in light of the Board’s oversight responsibilities. We believe that having separate positions and having an independent outside director serve as Chairperson is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
The Board is responsible for oversight of the Company’s risk management process. The entire senior management of the Company is responsible for risk assessment activities including, identifying, prioritizing and managing risks as well as reporting and communicating on such risk management activities to the Board of Directors. A Chairperson that is independent of management adds another layer of insight to the risk assessment process by bringing a broad perspective on the Company’s goals and strategic objectives.
As part of its oversight of our Company’s executive compensation programs, the Compensation Committee considers the impact of the programs, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk assumption, to determine whether they present a significant risk to our Company.
The Compensation Committee has concluded that, for all employees, our Company’s compensation programs do not encourage excessive risk and are not likely to have a material adverse effect on the Company for the following reasons:

•
The Compensation Committee retains a degree of discretion with respect to our annual cash incentive bonus program, and uses multiple performance objectives in that program, which minimizes the risk that might be posed by the short-term variable component of our compensation programs;

•
The long-term incentive component of our compensation program, which includes the grant of restricted stock with service and performance-based vesting conditions, provides employees with an incentive to increase the value of our stock while also exposing them to downside risk, thereby encouraging behaviors that support sustainable value creation; and

•
The annual incentive bonus and long-term incentive components of our compensation program are subject to maximum achievement levels, thereby limiting the amount of these compensation components that can be earned by our executive officers. Typically, the maximum that can be earned under the annual incentive bonus program is 150% of targeted bonus compensation, and for long-term incentive awards, the maximum awards that can be earned are 200% of targeted equity compensation.

Compensation of Directors
For the fiscal year ended December 31, 2015, non-employee directors of the Company earned compensation for services provided as a director in the form of cash and equity compensation. For services in 2015, each board member earned an annual cash retainer of $50,000. In addition, the chairperson of the Board and each of the chairpersons of the committees of the Board earned additional annual cash compensation as follows: $45,000 to the Chairperson of the Board; $15,000 to the Chairperson of the Audit Committee, $12,000 to each Co-chairperson of the Compensation Committee; and, $10,000 to the Chairperson of the Governance and Nominating Committee. Further, each member of the committees of the Board, who does not also serve as the chairperson of a committee, earned the following annual cash compensation: $6,000 to each member of the Audit Committee and the Compensation Committee; and $5,000 to each member of the Governance and Nominating Committee. In May of 2015, several directors changed committees and as a result their compensation was prorated for the period they participated on the committees.
In addition to the cash compensation described above, each Board member receives annual compensation in the form of a restricted stock unit (“RSU”) award. In the first quarter of 2015, each non-employee director received an RSU award under the 2013 Omnibus Equity Incentive Plan covering a number of shares of our common stock determined by dividing $85,000 by the closing price of our common stock on the date of grant, rounded up to the nearest whole share.
In addition to the annual RSU awards described above, directors are eligible to receive additional equity-based awards under our equity compensation plan at the time of their election or appointment, or on a discretionary basis from time to time as determined by the Compensation Committee. In accordance with the 2013 Omnibus Equity Incentive Plan, directors are limited to stock awards covering 30,000 shares in any calendar year, except that a director may receive a stock award covering 60,000 shares in the calendar year in which he or she is initially appointed to the Board.
The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2015, other than a director who also served as our chief executive officer and did not receive any compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(9) ($)		Total ($)
Richard Bergman	28,000	(1)	65,438	(10)	93,438
José L. Cortes	27,500	(2)	85,000	(11)	112,500
Burkhard Goeschel, Ph.D.	55,000	(3)	85,000	(12)	140,000
Robert Guyett	70,000	(4)	85,000	(13)	155,000
Roger Howsmon	60,000	(5)	85,000	(14)	145,000
Yon Yoon Jorden	73,000	(6)	85,000	(15)	158,000
Mark Rossi	112,000	(7)	85,000	(16)	197,000
David Schlotterbeck	68,000	(8)	85,000	(17)	153,000
____________

(1)	Mr. Bergman joined the Board and became a member of the Compensation Committee in May 2015. This amount is prorated to reflect his service during 2015.

(2)	Mr. Cortes ended his term as a member of the Board in May 2015. During 2015 he had served as a member of the Governance and Nominating Committee.

(3)	Dr. Goeschel is a member of the Governance and Nominating Committee.

(4)	Mr. Guyett is the Chairperson of the Audit Committee and a member of the Governance and Nominating Committee.

(5)	Mr. Howsmon is the Chairperson of the Governance and Nominating Committee.

(6)	Ms. Jorden is a Co-Chairperson of the Compensation Committee and a member of the Audit Committee and the Governance and Nominating Committee.

(7)
Mr. Rossi is the current Chairperson of the Board and is also a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Mr. Rossi was not nominated for re-election at the 2016 Annual Meeting; therefore, following the 2016 Annual Meeting, Mr. Rossi will no longer serve as a member of the Board or on any of the committees on which he currently serves.

(8)	Mr. Schlotterbeck is a Co-Chairperson of the Compensation Committee and a member of the Audit Committee.

(9)
The amounts in this column represent the grant date fair value of equity awards granted during the year ended December 31, 2015. The amounts for each director consist of 11,707 restricted stock units granted to each of the directors on February 15, 2015 with a grant date fair value of $85,000 per director. Mr. Bergman's grant was prorated to reflect his service during 2015 and consisted of 11,263 restricted stock units granted on May 21, 2015 with a grant date fair value of $65,438.

(10)	As of December 31, 2015, Mr. Bergman held 11,263 unvested restricted stock units.

(11)	Due to the end of Mr. Cortes' term as a member of the Board in May 2015, the 11,707 restricted stock units granted on February 15, 2015 were forfeited.

(12)	As of December 31, 2015, Dr. Goeschel held 10,000 stock options, all of which were vested and exercisable, and 11,707 unvested restricted stock units.

(13)	As of December 31, 2015, Mr. Guyett held 11,707 unvested restricted stock units.

(14)	As of December 31, 2015, Mr. Howsmon held 11,707 unvested restricted stock units.

(15)	As of December 31, 2015, Ms. Jorden held 11,707 unvested restricted stock units.

(16)	As of December 31, 2015, Mr. Rossi held 11,707 unvested restricted stock units.

(17)	As of December 31, 2015, Mr. Schlotterbeck held 11,707 unvested restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of common stock; (ii) each director of the Company; (iii) each of the named executive officers, which includes our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer, our former Senior Vice President, Global Sales and our former Vice President, Strategy, Marketing and Business Development; and (iv) all current directors and executive officers of the Company as a group. Information for the officers and directors is as of April 12, 2016. The address for each individual is 3888 Calle Fortunada, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Guggenheim Capital, LLC	2,934,263	(3)	9.19%
227 West Monroe, Chicago, IL 60606
Van Den Berg Management, Inc.	1,882,413	(4)	5.89%
805 Las Cimas Parkway, Suite 430, Austin, TX 78746
Neuberger Berman Group LLC	1,853,469	(5)	5.80%
605 Third Avenue, New York, NY 10158
	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
Franz Fink	227,332	(6)	*
David Lyle	21,390	(7)	*
Kevin S. Royal	170,141	(8)	*
Michael Finger	11,656	(9)	*
Chris Humphrey	15,654	(10)	*
Richard Bergman	11,263	(11)	*
Burkhard Goeschel, Ph.D.	105,111	(12)	*
Robert Guyett	118,778	(13)	*
Roger Howsmon	67,111	(14)	*
Yon Yoon Jorden	71,111	(15)	*
Mark Rossi	189,778	(16)	*
David L. Schlotterbeck	59,098	(17)	*
All current directors and executive officers as a group (9 persons)	870,972	(18)	2.72%
___________

*	Less than one percent.

(1)
Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days and restricted stock units or restricted stock awards settling within 60 days of April 12, 2016 are deemed outstanding for computing the percentage of the person holding such options or awards but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 31,945,687 shares of common stock outstanding on April 12, 2016.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G/A filed with the SEC by Guggenheim Capital, LLC on February 16, 2016.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G/A filed with the SEC by Van Den Berg Management, Inc. on February 16, 2016.

(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Neuberger Berman Group LLC. on February 9, 2016.

(6)	Consists of (a) 180,000 shares of common stock held directly; (b) options to purchase 24,542 shares of common stock; and (c) 22,790 restricted stock units settling within 60 days of April 12, 2016.

(7)	Consists of (a) options to purchase 8,387 shares of common stock and (b) 13,003 restricted stock units settling within 60 days of April 12, 2016.

(8)
Consists of (a) 70,141 shares of common stock held directly and (b) options to purchase 100,000 shares of common stock. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Royal.

(9)
Consists of (a) options to purchase 2,912 shares of common stock and (b) 8,744 restricted stock units settling within 60 days of April 12, 2016. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Finger.

(10)
Consists of (a) 6,284 shares of common stock held directly; (b) options to purchase 4,515 shares of common stock; (c) 2,500 shares of restricted stock and 2,354 restricted stock units settling within 60 days of April 12, 2016. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Humphrey.

(11)	Consists of 11,263 shares of common stock held directly.

(12)	Consists of (a) 95,111 shares of common stock held directly and (b) options to purchase 10,000 shares of common stock.

(13)	Consists of 118,778 shares of common stock held in the Guyett Family Trust.

(14)	Consists of (a) 66,111 shares of common stock held directly and (b) 1,000 shares of common stock held by an IRA.

(15)	Consists of 71,111 shares of common stock held by a revocable family trust.

(16)	Consists of 189,778 shares of common stock held directly.

(17)	Consists of 59,098 shares of common stock held directly.

(18)	Includes options to purchase 47,443 shares of common stock which are currently exercisable or are exercisable within 60 days of April 12, 2016.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act, except one Form 4 filed late on behalf of Mr. Humphrey in May 2015 with respect to one transaction.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Our Board is requesting stockholder approval of an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock from 40,000,000 shares to 80,000,000 shares. On February 18, 2016, the Board adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2016 Annual Meeting.
Our Restated Certificate of Incorporation currently authorizes the issuance of up to 40,000,000 total shares of capital stock, consisting of 40,000,000 shares of common stock, par value $0.10 per share. The proposed amendment would increase the number of shares of common stock that the Company is authorized to issue by 40,000,000 from 40,000,000 to 80,000,000.
Of the 40,000,000 shares of our common stock currently authorized, as of the close of business on April 12, 2016, there were 31,945,687 shares of common stock outstanding. In addition, as of April 12, 2016:
•There were 716,086 shares of our common stock issuable upon the exercise of stock options outstanding;
•1,939,599 shares of our common stock are issuable upon vesting of restricted stock units;
•1,074,696 shares of common stock are reserved for future issuance under our 2013 Omnibus Equity Incentive Plan as amended; and
•307,126 shares of common stock are reserved for future issuance under our 2004 Employee Stock Purchase Plan.
As a result, as of April 12, 2016, there were only 4,016,806 shares of common stock available for issuance for other purposes.
The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of our earnings per share and voting influence of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
If this proposal is approved and the amendment becomes effective, Article Fourth of our Restated Certificate of Incorporation, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, consisting of Eighty Million (80,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”).”
Although our Board has no present plans to issue the additional shares of common stock, it believes that it is important that we maintain the flexibility to issue additional shares of common stock in connection with business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. For example, additional common stock may be necessary to provide equity incentives to employees, for expanding our business or product lines through the acquisition of other businesses or products, establishing strategic relationships, refinancing debt, raising additional capital, or other purposes our Board deems to be in the best interests of our company and our stockholders. An increase in authorized shares available for issuance would give the Company greater flexibility to respond to future developments without the expense or delay of a special meeting of stockholders. Without approval of this proposal by our stockholders, we may not be able to attract, retain and motivate employees, complete corporate acquisitions, collaborations or partnerships, access the capital markets, refinance current debt, and pursue other business opportunities integral to our growth and success. Additionally, increasing the availability of authorized but unissued shares of common stock could have an anti-takeover effect because the potential issuance of such shares could dilute certain rights of a person seeking to obtain control of the Company or to change the Company’s management. The Board has no present intention, nor any current plans, agreements, arrangements or understanding to issue the newly authorized shares of common stock.
The affirmative vote of the holders of a majority of the shares of common stock present and represented at the 2016 Annual Meeting will be required to approve the amendment to our Restated Certificate of Incorporation. As a result, abstentions will have the same effect as negative votes.

The proposed amendment to our Restated Certificate of Incorporation, if adopted by the required vote of stockholders, will become effective on or about June 15, 2016.
The Board recommends that stockholders vote FOR the approval of the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 80,000,000 shares.

PROPOSAL 4
APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD
The Board has approved and is seeking stockholder approval of an amendment to our Restated Certificate of Incorporation, as amended, that would declassify the Board (the “Declassification Charter Amendment”).
Summary of Amendment to Declassify the Board
Article Eighth of our Restated Certificate of Incorporation currently requires that our Board be divided into three classes, each of which serves for staggered three-year terms. Thus, each year, stockholders elect only one class of directors, constituting approximately one-third of the entire Board.
When fully implemented, Board declassification will permit stockholders to vote annually for all directors. Under the proposed Declassification Charter Amendment, declassification of the Board would be phased-in beginning with the 2017 annual meeting. The phase-in would allow directors elected at or prior to the 2016 Annual Meeting to complete their respective terms. Directors completing their terms at the 2017 annual meeting and at subsequent annual meetings would be elected to one-year terms. Declassification of the Board would be complete as of the 2019 annual meeting, and as of that year, all directors would be elected annually.
Until the 2019 annual meeting, any director appointed to fill newly created Board seats or vacancies would hold office for a term that coincides with the remaining term of the relevant class. From and after the 2019 annual meeting, any director so appointed would hold office until the next annual meeting.
In addition, because our Board is classified, Article Tenth of our Restated Certificate of Incorporation currently provides that directors may be removed only for cause, consistent with Delaware law. The Declassification Charter Amendment provides that from and after the 2019 annual meeting, when declassification is complete, directors may be removed either with or without cause.
The draft amendment language reflecting the proposed modified text of Articles Eighth and Tenth of our Restated Certificate of Incorporation as it is proposed to be amended by this Proposal 4 is attached to this proxy statement as Appendix A.
Corresponding Amendments to the Company’s Bylaws
The Board also has conditionally approved conforming amendments to the Company’s Bylaws. If the Declassification Charter Amendment is approved by stockholders, these conforming amendments would become effective immediately upon the effectiveness of the Declassification Charter Amendment. Stockholder approval is not required for these conforming amendments, and stockholders are not being asked to vote on those amendments.
Background and Reasons
The Board and the Governance and Nominating Committee evaluate on an ongoing basis our corporate governance policies, including the classified board structure. Our Board has carefully evaluated the current need for classified board structure and members of our Board have discussed this structure with certain of our stockholders. As a result of this evaluation and after carefully considering the advantages of both classified and declassified structures, our board of directors unanimously determined that declassification would be in the best interests of the Company and its stockholders. The Board believes that declassification of the Board supports the Company’s commitment to strong corporate governance.
Vote Required
Approval of the Declassification Charter Amendment at the 2016 Annual Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. Abstentions and broker non-votes will have the same effect as votes against the Declassification Voting Charter Amendment.
If the Declassification Charter Amendment is approved, the amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, on or about June 15, 2016. If the Declassification Charter Amendment is not approved, our Board will remain classified and directors will continue to be elected for three-year terms.
The Board of Directors recommends that stockholders vote FOR the proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board.

PROPOSAL 5
APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 2013 OMNIBUS EQUITY INCENTIVE PLAN
In 2013, the Board adopted and the stockholders approved the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, referred to in this proxy statement as the 2013 Plan, under which employees and directors may receive grants of stock appreciation rights, or SARs, restricted stock awards, restricted stock units, or RSUs, and performance cash awards. The 2013 Plan serves as the successor to our 2005 Omnibus Equity Incentive Plan, referred to in this proxy statement as the 2005 Plan.
The 2013 Plan initially authorized the issuance of up to an aggregate of 3,207,298 shares of common stock of the Company. On May 22, 2015, stockholders approved an amendment to increase the total number of shares that can be issued under the plan by 1,500,000 from 3,207,298 shares to 4,707,298 shares. On February 17, 2016, the Board amended the 2013 Plan, subject to stockholder approval, to (a) increase the total number of shares that can be issued under the plan by 2,400,000 from 4,707,298 shares to 7,107,298 shares, and (b) remove the discretion to accelerate the vesting of stock awards upon the retirement of a participant.
As of April 12, 2016, under both our 2005 and 2013 Plans:

•	There were 1,913,088 shares of common stock issued upon exercise of stock options, settlement of restricted stock units, or that have vested under restricted stock awards and become non-forfeitable.

•	There were 679,628 shares subject to issuance upon exercise of outstanding options at a weighted average share price of $9.49 per share and a weighted average remaining life of 3.8 years.

•	There were 183,697 shares subject to unvested restricted stock awards and 1,854,969 shares subject to outstanding restricted stock unit awards.

•	There were approximately 1,074,696 shares of common stock available for future issuance under the 2013 Plan.
During the last fiscal year, we granted an aggregate of 688,636(1) shares of common stock subject to stock option awards and restricted stock unit awards under the 2013 Plan to executive officers and directors. Stock options were granted to our executive officers with exercise prices ranging from $6.03 to $7.33 per share. Restricted stock units were granted to executive officers and directors with grant date fair values ranging from $5.81 to $7.33 per share. Also during the last fiscal year, we granted to all our employees (excluding executive officers) as a group 677,037(2) shares subject to stock option awards and restricted stock unit awards. Stock options were granted to non-executive officer employees with exercise prices ranging from $4.72 to $7.33 per share. Restricted stock units were granted to non-executive officer employees with grant date fair values ranging from $4.72 to $7.33 per share.

(1)
Of the 688,636 restricted stock awards granted, 293,672 were granted with vesting contingent upon the Company achieving certain financial targets within the next three fiscal years. These awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. The number of award shares disclosed is based upon the maximum achievement of 200% of target.

(2)
Of the 677,037 restricted stock awards granted, 135,990 were granted with vesting contingent upon the Company achieving certain financial targets within the next three fiscal years. These awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. The number of award shares disclosed is based upon the maximum achievement of 200% of target.

The following table presents information regarding our burn rate for the past three fiscal years based on awards granted under the 2013 Plan, the 2005 Plan, and outside a stockholder-approved plan as an inducement for certain individuals to commence employment with the Company. For this purpose, the “burn rate” means the total number of shares of our common stock issuable upon exercise or vesting of the equity-based awards granted by the Company in that year divided by the weighted average number of shares of common stock issued and outstanding during that year. In calculating the burn rate, shares subject to performance-based awards are included in this calculation only as to those shares that vest and are issued based on performance and are included for the year in which the vesting occurs (as opposed to counting the shares subject to the performance awards at the time of grant). As shown in the table, our average burn rate calculated for the three-year period was 2.1%.

	Years Ended December 31,
	2015	2014	2013
Total options granted	321,844	—	175,306
Time-based RSAs granted	—	255,600	300,971
Time based RSUs granted	614,167	138,891	69,594
Performance RSAs and RSUs earned and released	—	—	—
Total dilution	936,011	394,491	545,871
Weighted average basic common shares outstanding	30,715,580	29,216,391	28,869,201

Dilution*	3.0%	1.4%	1.9%
3-Year Average Dilution	2.1%
* Calculated as follows:
Total options granted + Time based RSAs & RSUs granted + Performance RSAs & RSUs earned and released
Weighted average basic common shares outstanding
We believe that our ability to award incentive compensation based on equity in the Company is critical to our success in remaining competitive and attracting, motivating and retaining key personnel. The efforts and skill of our employees and other personnel who provide services to the Company generate much of the growth and success of our business. Our employees, consultants and directors understand that their stake in our Company will have value only if, working together, we create value for our stockholders. Awards under our equity compensation plans generally vest over a period of service with us or upon accomplishment of performance objectives, giving the recipient an additional incentive to provide services over a number of years and build on past performance.
Vote Required for Approval and Recommendation of the Board
Approval of the aforementioned amendment to the 2013 Plan by the stockholders of the Company will require the affirmative vote of a majority of the shares of common stock voted on the matter. Under Delaware law and the Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against approval of the amended 2013 Plan.
The Board recommends that stockholders vote FOR the approval of the amendment to the Company's 2013 Plan.
Terms and Conditions of the Amended 2013 Plan
The following is a summary of the principal features of the amended 2013 Plan, which is attached hereto as Appendix B to this proxy statement. The following summary does not purport to be a complete description of all provisions of the 2013 Plan. To the extent there is a conflict between this summary and the actual terms of the amended 2013 Plan, the actual terms of the amended 2013 Plan will govern. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to Investor Relations, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123, or may access the document from the SEC's website at www.sec.gov.
Administration
The Compensation Committee of our Board of Directors administers the 2013 Plan. The Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 2013 Plan, including the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The term plan administrator, as used in this summary, means the Board of Directors, the Compensation Committee, or a secondary committee, to the extent that each such entity is acting within the scope of its administrative jurisdiction.
The plan administrator does not retain the express discretion to accelerate the vesting and/or exercisability of stock awards under the 2013 Plan in the event of a participant’s retirement. In addition, except in connection with certain changes in our capital structure, as described in the “Changes in Capitalization” section that appears later in this Proposal, the plan administrator does not have the discretion to take any of the following actions without stockholder approval:

•	Reprice any outstanding stock awards under the 2005 Plan or 2013 Plan;

•	Cancel and re-grant outstanding stock awards under the 2005 Plan or 2013 Plan; or

•
Amend the terms of outstanding stock awards under the 2005 Plan or 2013 Plan to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other stock awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs.

In addition, the plan administrator may not modify outstanding awards without the consent of any adversely affected participant.
Share Reserve
As of April 12, 2016, the maximum number of shares of common stock reserved for issuance under the 2013 Plan is limited to 6,192,990. This share reserve consists of (a) 2,400,000 shares newly reserved in connection with this proposal, (b) the number of shares reserved under the 2013 Plan that are not issued or subject to outstanding awards (up to 1,074,696 shares), and (c) the number of shares subject to outstanding awards under all of our equity compensation plans that may subsequently expire, lapse unexercised, or otherwise be forfeited (up to 2,718,294 shares).
Should an option, SAR, or RSU be forfeited or expire for any reason before being exercised or settled in full, the shares subject to such stock awards will be available for subsequent awards under the 2013 Plan. If restricted stock or shares issued upon the exercise of an option are forfeited for any reason prior to the shares having become vested, the shares subject to the forfeiture will be available for subsequent awards under the 2013 Plan. Finally, to the extent that an award is settled in cash rather than shares, the cash settlement will not reduce the number of shares available for issuance under the 2013 Plan.
If the exercise price of an option or SAR is satisfied by tendering shares of common stock held by the participant, the number of shares so tendered will not remain available for subsequent issuance under the 2013 Plan. Finally, shares withheld in satisfaction of applicable withholding taxes will not again become available for issuance under the 2013 Plan.
The shares issuable under the 2013 Plan may be made available from authorized but unissued shares of common stock or from shares of common stock reacquired by the Company.
Types of Awards
The 2013 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	stock appreciation rights or SARs;

•	restricted share awards of our common stock, sometimes referred to simply as restricted stock;

•	restricted stock units; and

•	performance cash awards.
Eligibility
Employees (including officers), directors who are not employees, and consultants who render services to the Company or its affiliates are eligible to receive awards under the 2013 Plan. The actual selection of the participants in the 2013 Plan is generally determined by the Compensation Committee.
No participant in the 2013 Plan may be granted options and SARs during any calendar year covering more than 250,000 shares, except that a new employee may be granted options and SARs covering 500,000 shares in his or her initial year of employment. In addition, no participant may be granted restricted stock and RSUs during any calendar year covering more than 250,000 shares, and no participant may be paid more than $2,500,000 in cash during any calendar year pursuant to performance cash awards. These share limitations protect our ability to grant stock options and SARs that, upon exercise, are not subject to the $1 million deduction limitation imposed by Section 162(m) of the Internal Revenue Code. In addition, shares of restricted stock and RSUs may qualify as performance-based compensation that is not subject to the Section 162(m) deduction limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied to the attainment of performance goals based on one or more of the performance criteria described below. Stockholder approval of this Proposal 5 constitutes an approval of the foregoing share limitations, as well as the material terms of the 2013 Plan, for purposes of Section 162(m) of the Code.
Finally, no participant who serves as a non-employee director may receive stock awards covering more than 30,000 shares in any calendar year, except that a non-employee director may receive stock awards covering 60,000 shares in the calendar year in which he or she was initially appointed to the Board of Directors.

As of April 12, 2016, approximately 355 persons (including three executive officers and seven non-employee directors) were eligible to participate in the 2013 Plan.
Valuation
For purposes of establishing an option exercise price under the 2013 Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as such price is reported on the Nasdaq Global Market. If the applicable date is not a trading day, the fair market value will be the closing price on the last trading day prior to the applicable date. On April 12, 2016, the fair market value of the common stock determined on such basis was $6.15 per share.
Stock Options
Stock options granted under the 2013 Plan are subject to the terms and conditions of option agreements approved by the plan administrator. Options become exercisable at the time or times, and upon such conditions, as determined by the plan administrator. Options granted under the 2013 Plan may provide for accelerated vesting and/or exercisability in the event of the optionee’s death, disability, or a change in control transaction. The exercise price of options granted under the 2013 Plan may not be less than 100% of the fair market value of our common stock on the grant date.
Both incentive stock options and nonstatutory stock options are available for grant under the 2013 Plan. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Code. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment.
The exercise price of options may be paid in cash or cash equivalents, or with the plan administrator’s consent:

•	with shares of common stock that the optionee already owns;

•	by an immediate sale of the option shares through a broker designated by us;

•	through a net exercise procedure;

•	with a full-recourse promissory note, to the extent permitted by applicable laws; or

•	by any other forms of legal consideration consistent with applicable laws, regulations, and rules.
Options vest at the time or times determined by the plan administrator. Options generally expire 10 years after they are granted, except that they may expire earlier if the optionee’s service terminates earlier.
Stock Appreciation Rights
A SAR allows a recipient to benefit from increases in the value of our common stock, but does not confer an ownership interest in our common stock. SARs are granted pursuant to SAR agreements approved by the plan administrator. SARs may become exercisable on dates determined by the plan administrator, and may become immediately exercisable in the event of the recipient’s death, disability, or a change in control event.
The plan administrator determines the strike price of each SAR, which may not be less than 100% of the fair market value of our common stock on the date of grant. Upon exercise of a SAR, we will pay the recipient an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our common stock with respect to which the SAR is exercised. SARs generally expire 10 years after they are granted, except that they may expire earlier if the recipient’s service terminates earlier.
Restricted Stock
Restricted stock awards are granted pursuant to restricted stock agreements adopted by the Compensation Committee which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash or cash equivalents, (b) property, (c) cancellation of other equity awards, (d) past or future services rendered to us or our affiliates, (e) a promissory note, to the extent permitted by applicable laws, or (f) any other form of legal consideration approved by the Compensation Committee. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to length of service or attainment of performance goals. Upon termination of the participant's service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company.

Restricted Stock Units
RSU awards represent the right to receive the value of shares of our common stock at a specified date in the future. RSU awards are granted pursuant to RSU agreements approved by the plan administrator and are granted for no cash consideration. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the participant. Vesting of RSUs may be tied to length of service, attainment of performance goals, or a combination of both, as determined by the plan administrator. Accelerated vesting may occur in the event of the participant’s death, disability, or a change in control transaction. At the plan administrator’s discretion, dividend equivalents may be credited in respect of shares covered by a RSU award.
Performance Cash Awards
The Compensation Committee may grant awards of cash to participants, which awards are subject to the achievement of performance goals to be determined by the Compensation Committee. The Compensation Committee also reserves the right to grant cash awards outside of the 2013 Plan.
Performance-Based Compensation
The 2013 Plan is designed to allow the Compensation Committee to issue restricted stock, RSUs, and performance cash awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, if certain conditions are met. This qualification protects our ability to fully deduct compensation in excess of $1 million paid to certain of our executive officers. Accordingly, the Compensation Committee may structure restricted stock, RSUs, and performance cash awards so that they are only granted or vest upon the attainment of certain pre-established objective performance goals.
The performance criteria that may be used by the Compensation Committee for awards of restricted stock, RSUs, or performance cash awards intended to qualify as “performance-based compensation” under Section 162(m) consist of:

●	Revenue	●	Cash flow per Share
●	Gross profit	●	Return on equity
●	Operating expenses	●	Return on assets
●	Earnings before interest, taxes, depreciation and amortization (EBITDA);	●	Return on capital
●	Operating income	●	Growth in assets
●	Income from operations;	●	Economic value added
●	Income before income taxes and minority interests	●	Share price performance
●	Net income	●	Total stockholder return
●	Net income per diluted Share	●	Improvement or attainment of expense levels
●	A change in accounts receivable or inventory, or a change in another combination of assets and/or liabilities	●	Market share or market penetration
●	Cash flow	●	Business expansion, and/or acquisitions or divestitures
To the extent a performance award is not intended to comply with Section 162(m) of the Code, the Compensation Committee may select other measures of performance. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or one or more relevant indices.
The plan administrator may adjust the results under any performance criterion to exclude any of the following events: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary, unusual or non-recurring items; (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates.

Changes in Capitalization
In the event that there is a specified type of change in our capital structure without Maxwell's receipt of consideration, such as a stock split, appropriate adjustments will be made to (a) the maximum number and kind of shares reserved for issuance under the 2013 Plan, (b) the maximum number and kind of shares subject to 2013 Plan stock awards that can be granted to a participant in a calendar year, and (c) the number and kind of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards granted under the 2013 Plan. In the event of an extraordinary dividend, a recapitalization, a spin-off or similar occurrence, the plan administrator may make one or more of the foregoing adjustments at it deems appropriate.
Corporate Transactions
In the event that the Company is a party to a merger, consolidation, or a change in control transaction, all outstanding stock awards under the 2013 Plan will be governed by the terms of the definitive transaction agreement or in a manner determined by the plan administrator. Such treatment may include any of the following actions with respect to each outstanding stock award:

•	the continuation, assumption, or substitution of a stock award by a surviving corporation or its parent company;

•	the cancellation of options and SARs, provided that participants be given an opportunity to exercise their awards prior to the closing of the transaction;

•	the acceleration of the vesting of a stock award followed by its termination prior to the closing of the transaction;

•
the cancellation of options and SARs in exchange for a payment equal to the excess, if any, of (a) the value of the property the participant would have received upon exercise of the vested portion of the stock award over (b) the exercise price otherwise payable in connection with the stock award; or

•	the cancellation of stock units in exchange for a payment equal to the value that the holder of each share of common stock receives in the transaction.
For this purpose, a change in control transaction includes:

•	any person acquiring beneficial ownership of more than 50% of our total voting power;

•	the sale or disposition of all or substantially all of our assets; or

•	any merger or consolidation of the company where our voting securities represent 50% or less of the total voting power of the surviving entity or its parent.
The plan administrator is not obligated to treat all stock awards, or portions thereof, in the same manner.
Amendment and Termination
The 2013 Plan will terminate upon the earliest of (a) the date determined by the Board, (b) the date on which all shares available for issuance thereunder have been issued, or (c) ten years from the date of its adoption on December 11, 2023.
The Board may at any time alter, suspend or terminate the 2013 Plan. However, the Board may not, without stockholder approval, amend the 2013 Plan to:

•	materially increase the number of shares issuable thereunder;

•	materially expand the class of individuals eligible to receive stock awards;

•	materially increase the benefits accruing to participants or materially reduce the price at which common stock may be issued or sold;

•	materially extend its term;

•	expand the types of awards available for issuance; or

•	permit any transactions currently prohibited under the 2013 Plan to reprice outstanding stock awards.

Federal Income Tax Consequences of Awards Granted under the 2013 Plan
The following is a general summary as of the date of this proxy statement of the U.S. Federal income tax consequences to participants and the Company with respect to stock awards granted under the 2013 Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. Federal income tax treatment. In any event, each participant should consult his or her own tax advisor as to the tax consequences of particular transactions under the 2013 Plan.
Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option as described in Section 422(b) of the Code (ISO), and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income in the year of exercise.
If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a stock option not described in Sections 422 or 423 of the Code (NSO). The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.
RSUs. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU award.
SARs. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.
Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our common stock at the time the option or SAR was granted. RSUs are generally exempt from Section 409A if they are settled within two and one half months after the end of the later of (a) the end of our fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax in addition to the federal income tax at the participant's usual marginal rate for ordinary income. An additional tax of either 5% or 20% may apply for employees that are residents of California.
Tax Treatment of the Company. The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2013 Plan. As described herein, Section 162(m) of the Code may limit the deductibility of awards granted under the 2013 Plan.

Section 162(m) Considerations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and up to three other highest compensated executive officers (other than the chief financial officer), for other than performance based compensation. Stock options and SARs, are considered performance based compensation and will be exempt from this limitation if, among other requirements, (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or SAR is granted and (b) the plan under which the options are granted is approved by the stockholders and contains a limit on the number of options or SARs granted to any one individual under the plan during a specified period. Various other rules apply with regard to independence of Compensation Committee members and the procedures that must be followed by the committee in connection with performance-based awards that may be fully deducted under Section 162(m). Other stock awards, such as restricted stock and RSUs, must vest only upon the achievement of objective performance goals established in writing by the Compensation Committee while the outcome is substantially uncertain, the material terms of which have been approved by the stockholders, in order to qualify as performance-based compensation and be exempt from this limitation, as well as be granted under a plan and by a compensation committee that complies with these rules. The 2013 Plan includes certain annual limits, as described above, on the number of shares that may be granted to an individual under options, SARs, restricted stock, and RSU awards and the maximum number of dollars that may be granted under a performance cash award in order to comply with the Section 162(m) requirements until the first Annual Meeting of Stockholders in 2020 as a result of stockholder approval of the 2013 Plan at the 2015 Annual Meeting. Restricted stock and RSUs granted under the 2013 Plan that vest solely based on continued service remain subject to the deduction limitations imposed by Section 162(m) of the Code.
Plan Benefits
Except as described below under “Compensation of Directors,” future awards to our directors, executive officers, employees and other eligible participants under the 2013 Plan are generally discretionary and are not determinable at this time. However, in the first quarter of each year, each non-employee director receives an RSU award covering a number of shares determined by dividing $85,000 by the closing price of common stock on the date of grant, rounded up to the nearest whole share.
In addition, in February 2016, our Compensation Committee approved the award of 2016 performance-based incentive bonuses to certain of our employees, including our named executive officers, that the Company intends to satisfy through the issuance of shares of our common stock under the 2013 Plan. These 2016 incentive bonus awards will become payable if and only if the applicable short-term performance objectives are achieved, as specified under the terms of these awards. If these awards were to be achieved at the target level of the performance objectives, then based upon the closing price of our common stock on Nasdaq on April 12, 2016, the total number of shares issuable under the 2013 Plan in satisfaction of these awards would be 562,359 shares, including 154,472 shares to current executive officers. The Company also reserves the right to pay some or all of these 2016 incentive bonus awards in cash rather than in shares of our common stock. See Compensation Discussion and Analysis-Changes for 2016- Annual Incentive Plan for additional information regarding our 2016 annual incentive program.

The table below shows the number of shares of common stock for which stock options and RSUs have been granted under the 2013 Plan between January 1, 2015 and December 31, 2015, as to each of the executive officers named in the Summary Compensation Table contained in this proxy statement in the section entitled “Executive Compensation,” each non-employee director, and the various indicated groups.

Name and Position	Number of Stock Options Granted (2015)	Number of Restricted Stock Units Granted (2015)
Franz Fink President & Chief Executive Officer (1)	98,167	255,798
Chris Humphrey Former Vice President, Strategy, Marketing and Business Development (1)	18,063	34,515
All current executive officers as a group (three persons)	98,167	255,798
Richard Bergman	—	11,263
José L. Cortes (2)	—	11,707
Burkhard Goeschel, Ph.D.	—	11,707
Robert Guyett	—	11,707
Roger Howsmon	—	11,707
Yon Yoon Jorden	—	11,707
Mark Rossi	—	11,707
David Schlotterbeck	—	11,707
All current directors who are not executive officers as a group (seven persons)	—	81,505
All employees, including all current officers who are not executive officers, as a group	160,422	475,687

(1)
On March 13, 2015, Dr. Fink and Mr. Humphrey were granted 102,319 and 12,551 restricted stock awards, respectively, with vesting contingent upon the Company achieving certain financial targets within the next three fiscal years. These awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. The number of award shares included in this table is based upon the maximum achievement of 200% of target. Mr. Humphrey resigned from employment on April 1, 2016.

(2)	Due to the ending of Mr. Cortes' term as a member of the Board in May 2015, the 11,707 RSUs granted in 2015 were forfeited.
The Board recommends that stockholders vote FOR the approval of the amendment to the Company's 2013 Plan.

PROPOSAL 6
ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Board of Directors of the Company is providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This advisory stockholders vote, commonly known as an annual “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the Company’s fiscal 2015 executive compensation programs and policies and the compensation paid to the named executive officers as discussed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure below.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our goal is to maintain compensation programs that will fairly compensate our officers and employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incentivize future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. We believe our compensation policies and procedures demonstrate a strong link between pay and performance. We hold such advisory votes on executive compensation each year and will hold another advisory vote at our 2017 Annual Meeting of Stockholders.
Vote Required for Approval and Recommendation of the Board
Because say-on-pay votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
The Board recommends that stockholders vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

EXECUTIVE COMPENSATION
The executive officers of the Company named in our Summary Compensation Table, referred to as our named executive officers, their positions and experience are set forth below.

Name	Age	Position(s)
Franz Fink	54	President, Chief Executive Officer and Director
David Lyle	52	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Kevin S. Royal	52	Former Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Michael Finger	45	Former Senior Vice President, Global Sales
Chris Humphrey	52	Former Vice President, Strategy, Marketing and Business Development
Background
Franz Fink
Dr. Fink joined Maxwell as President and Chief Executive Officer effective as of May 1, 2014. Immediately prior to joining Maxwell, Dr. Fink was an independent business consultant, assisting companies in the industrial and automotive markets with business optimization and growth initiatives. From 2006 to 2012, Dr. Fink served as president and chief executive officer of Gennum Corp., a leading supplier of high-speed analog and mixed-signal semiconductors for the optical communications, networking, and video broadcast markets that was listed on the Toronto Stock Exchange before being acquired by Semtech Corp. in March 2012. From 2003 to 2006, Dr. Fink was senior vice president and general manager of the Wireless and Mobile Systems Group of Austin, Texas-based Freescale Semiconductor, Inc. From 1991 through 2003, Dr. Fink held a series of senior management positions in the Semiconductor Products Sector of Motorola Corp. in Germany, the United Kingdom and the United States. Dr. Fink holds a doctorate in natural sciences from the department of computer-aided design and a master’s degree in computer science and electrical engineering from the Technical University of Munich, Germany.
David Lyle
Mr. Lyle joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in May 2015. Prior to joining the Company, Mr. Lyle served as the chief financial officer of Entropic Communications, Inc., a provider of semiconductor solutions for home entertainment, from June 2007 to May 2015. From August 2005 to June 2007, Mr. Lyle was the chief financial officer at RF Magic, acquired by Entropic in June 2007. Prior to RF Magic, Mr. Lyle was finance director and controller for the mobile communications business unit at Broadcom Corp., a provider of highly-integrated semiconductor solutions. He joined Broadcom in July 2004 through its acquisition of Zyray Wireless Inc., a WCDMA baseband co-processor company, where he served as chief financial officer beginning in January 2004. Prior to 2004, Mr. Lyle served as chief financial officer at Mobilian Corporation, a wireless data communications semiconductor company, and in various finance roles at Intel Corporation, a semiconductor company. At Intel, Mr. Lyle served in the microprocessor and networking groups and in the strategic investment arm of Intel, now known as Intel Capital.
Kevin S. Royal
Kevin S. Royal resigned from his employment as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective May 31, 2015.
Michael Finger
On March 2, 2016, Michael Finger and the Company announced that he will step down from his position in 2016. Mr. Finger joined Maxwell as Senior Vice President, Global Sales, in March 2015. Immediately prior to joining Maxwell, Mr. Finger was vice president, global sales and marketing, for TT Electronics, a global electronics company supplying components and services to the world’s leading manufacturers in the transportation, industrial, aerospace, defense and medical markets. Previously, he held a series of senior sales and management positions with Hella KGaA Hueck & Co., a global tier-1 supplier of lighting technology and electronic products for the automobile industry. He holds a bachelor’s degree in mechanical engineering from the University of Applied Science in Aachen, Germany.

Chris Humphrey
Effective April 1, 2016, Chris Humphrey voluntarily resigned his employment with Maxwell. Mr. Humphrey joined Maxwell as vice president marketing and engineering in September 2013. Before joining Maxwell, he served as vice president corporate marketing for QLogic, a leading provider of enterprise server and storage networking solutions. Previously, he was vice president and general manager for Honeywell Safety Products, a leader in active and passive hearing protection and electronic communication solutions. Prior to Honeywell, Mr. Humphrey held senior marketing and engineering leadership positions with companies such as Lantronix, Tyco, Applied Micro Circuits (formally JNI) and Teledyne. He holds dual bachelor’s degrees in systems engineering and theatre (playwriting) from University of California, San Diego.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews and discusses our compensation programs and policies for our executive officers who are required to be named in our Summary Compensation Table under the rules of the Securities and Exchange Commission. This Compensation Discussion and Analysis, which should be read together with the compensation tables and related disclosures included below, also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation decisions and programs.
Executive Summary of 2015 Executive Compensation Program
Business
As a leader in developing, manufacturing and marketing energy storage and power delivery products for transportation, industrial, information technology and other applications, as well as microelectronic products for space and satellite applications, our primary financial objective is to grow revenue and profitability by creating and satisfying demand for ultracapacitor-based energy storage and power delivery solutions. The following are highlights of our performance during 2015:

•
We initiated a restructuring plan to consolidate U.S. manufacturing operations and to reduce headcount and operating expenses in order to align our cost structure with the current business forecast and to improve our operational efficiency, with anticipated annual cost savings between $5 million and $6 million expected to begin fully benefiting us by mid-2016.

•
Primarily as a result of the restructuring efforts during the year, we reduced operating expenses from $18.9 million and $18.4 million in the first and second quarters of 2015, respectively, to $14.9 million and $15.8 million in the third and fourth quarters of 2015, respectively.

•
We improved our balance sheet by paying off $15.8 million in net debt during the year and maintaining our cash, cash equivalents, and restricted cash balance, which was $25 million at both December 31, 2014 and December 31, 2015. Further, in 2015, we raised approximately $10 million in proceeds under an at-the-market equity offering.

•
We continued to focus on introducing new products, winning new customers, developing new product applications, optimizing production capacity to meet anticipated future demand, reducing product costs, making capital investments to facilitate growth, and improving production processes.

•	Our revenues decreased by approximately 10%, from $186.6 million in 2014 to $167.4 million in 2015, primarily due to lower sales for our ultracapacitor products.

•
Our gross profit margin decreased to 30% for 2015 compared with 37% in 2014, primarily related to lower prices for our ultracapacitor products sold into the hybrid transit vehicle market as a result of changes in the China government subsidy program and other market factors.

2015 Executive Compensation Program
Highlights of our 2015 executive compensation program include:

•	93.3% of the votes cast at our 2015 annual stockholders meeting(1) voted to approve our 2015 advisory say-on-pay vote.

•	As a result of cost-savings measures implemented in response to our recent financial performance, we did not provide an annual incentive bonus opportunity for our employees for 2015.

•
The long-term incentive award grant value for the CEO was delivered 50% in restricted stock units with performance-based vesting, 25% in restricted stock units with time-based vesting and 25% in stock options with time-based vesting.

•
For all other named executive officers, the long-term incentive award grant value was delivered 40% in restricted stock units with performance-based vesting, 30% in restricted stock units with time-based vesting and 30% in stock options with time-based vesting.

•
In 2015, and in advance of the SEC’s final rules on clawback policies becoming effective, we adopted a clawback policy specifying the Company’s authority to clawback incentive compensation of our executive officers under certain circumstances involving a financial restatement.

•
In 2015, we implemented executive officer and non-employee director stock ownership guidelines with minimum Company stock ownership requirements for certain executive officers (for CEO, stock with a value of at least 4 times, and for CFO and COO, 2 times, of their annual base salary). Non-employee directors are required to own Company stock with a value of at least 4 times of their annual retainer compensation.

•	In late 2015, we implemented a new Severance and Change in Control Plan covering certain of our executives.

(1)	References to stockholder approval contained in this section include abstentions in the denominator.

Compensation Philosophy and Objectives
We recognize that our success depends to a great degree on the integrity, knowledge, creativity, and skill of our employees. Toward this end, we try to design our compensation and benefits programs in order to attract, retain and motivate talented, highly qualified and committed executive officers who will pursue the achievement of our business goals and who embody our corporate values. In doing so, we strive to make use of multiple performance measures designed to keep our executive officers focused on and committed to accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and similarly-sized organizations.
Accordingly, the principal objectives of our executive compensation programs are:

•	attracting, retaining, and motivating talented and experienced executives who are able to contribute to our long-term, sustainable success;

•	aligning the compensation of certain senior executives with our stockholders' long-term interests by providing a large portion of compensation in various forms of Company equity;

•	rewarding executives whose knowledge, skills, and abilities demonstrably contribute to our success; and

•	incentivizing our executives to achieve clearly defined corporate goals.
The Compensation Committee (the "Committee") believes that long-term stockholder value is best enhanced by setting critical performance objectives and providing compensation that effectively rewards members of our senior management for the achievement of individual, departmental and Company performance goals. As the Compensation Committee makes its decisions regarding the Company's executive compensation programs each year, the Committee reviews achievement and performance against these goals, and considers other qualitative and subjective factors as determined appropriate, all as discussed in more detail below. The Compensation Committee believes the Company's compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our employees' interests with those of our stockholders.
Prior Year Say on Pay Result
Each year, we provide our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers (a “say-on-pay vote”). At the 2015 Annual Meeting, a majority, or 93.3%, of the votes cast on the advisory say-on-pay proposal were voted in favor of the proposal. At the 2014 and 2013 Annual Meetings, 77.3% and 95.9%, respectively, were in favor of the proposal. The lower approval percentage for 2014 is considered to be related to the restatement of prior period financial statements that occurred in 2013. Although the 2015 say-on-pay vote indicated support for our executive compensation programs, the Compensation Committee implemented enhancements to our executive compensation programs for 2015, as more thoroughly described below. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.
Compensation Consultant
Each year, the Compensation Committee engages in a comprehensive review and analysis of our executive compensation programs with the annual administration of compensation changes typically occurring in February of each year. As part of this comprehensive review for 2015 pay decisions, the Compensation Committee continued the retention of Meridian Compensation Partners, LLC (“Meridian”), a national executive compensation consulting firm, to conduct reviews of its total compensation program for executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program. Pursuant to its charter and NASDAQ listing standards, the Committee regularly reviews Meridian’s independence relative to key factors, including whether: (i) Meridian provides any other services to the Company; (ii) the amount of fees paid to Meridian relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Committee or executive officers; and (v) ownership of Company stock.
A representative from Meridian is invited by the Committee to participate in the relevant portions of its meetings. During 2015, Meridian participated in all eight of the Committee meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Meridian frequently communicate with the Co-Chairs of the Committee outside of regular Committee meetings. A representative of Meridian participates in the executive sessions at most meetings. Meridian also interacts with management from time to time to exchange information and to review proposals that management may present to the Committee.

2015 Executive Compensation Review Process
In late 2014, the Compensation Committee directed Meridian to conduct a comprehensive review and analysis of our executive compensation and incentive programs. This analysis, to be used in connection with 2015 pay decisions, included the review of total target compensation (including base salary, target annual incentive bonuses and long term incentives) compared with (1) proxy peer group companies (the “Proxy Peer Group”) and (2) proprietary, published compensation data of technology companies from the Radford Global Technology Survey (the “Radford Survey”).
For the Proxy Peer Group, the Compensation Committee, with the assistance of Meridian, reviewed select companies with similar revenues and market capitalizations that are in similar industries using the Global Industry Classification Standard (GICS). Following its review, the Compensation Committee approved the Proxy Peer Group composed of the following companies in the electronic and technology manufacturing, semiconductors, electronic equipment and instruments and electronic components industries:

•	Anadigics, Inc.	•	Mercury Systems, Inc.
•	AZZ Inc.	•	Methode Electronics Inc.
•	Capstone Turbine Corp.	•	Monolithic Power Systems Inc.
•	Cognex Corp.	•	MTS Systems Corp.
•	Echelon Corp.	•	Radisys Corp.
•	Electro Scientific Industries, Inc.	•	Rudolph Technologies Inc.
•	Emulex Corp.	•	Silicon Image, Inc.
•	FormFactor, Inc.	•	SL Industries, Inc.
•	GSI Group Inc.	•	Ultralife Corp.
•	II-VI, Inc.	•	Ultratech, Inc.
•	Measurement Specialties Inc.
For purposes of review, the Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for CEO and CFO target compensation. For other executives, including Mr. Finger and Mr. Humphrey, Meridian provided data from the Radford Survey. Data from the Radford Survey was also considered as a secondary data source for the CEO and CFO positions.
In assessing the competitiveness of compensation for senior executives, the Compensation Committee uses the 50th percentile of the 2015 compensation data as a reference point in setting compensation for our named executive officers in February 2015.
Mr. Finger was appointed as our Senior Vice President of Global Sales in March 2015 and therefore was not subject to the comparison of annual review process in February 2015. Upon his initial appointment, the Compensation Committee evaluated market compensation data from the Radford Survey as a reference point in setting Mr. Finger’s starting compensation levels. Mr. Lyle was appointed as our Chief Financial Officer in May 2015 and therefore also was not subject to the comparison of annual review process in February 2015. Upon his initial appointment, the Compensation Committee evaluated market compensation data from the Proxy Peer Group as the primary reference point in setting Mr. Lyle's starting compensation levels.
Role of the Compensation Committee and Management in Setting Executive Compensation
As the manager of the executive team, our CEO assesses the contributions of other executives to the Company’s performance and results, and makes a recommendation to the Compensation Committee with respect to any changes in salary, annual incentive bonuses and annual equity incentive award for each executive officer other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. While the Compensation Committee considers the CEO’s recommendations, they need not adopt these recommendations and may adjust them as it determines appropriate. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions and determines any changes in his compensation in an executive session when he is not present.
The Company’s management team and human resources group also support the Compensation Committee in fulfilling its responsibilities by gathering information and performing administrative tasks.

Components of Compensation
Typical components of our executive compensation program are summarized in the following table and described in more detail below. In 2015, as part of the cost savings measures implemented in response to our financial performance, we did not provide an annual incentive bonus opportunity to our named executive officers. Consequently, long-term equity comprised a greater portion of total direct compensation (base salary plus at-target incentive arrangements) value in 2015 for our named executive officers than in recent years. Our Compensation Committee reserves the right to restructure and re-design our compensation programs, and to exercise its discretion with regard to existing programs, as competitive conditions and business circumstances evolve.

Compensation Element	Description	Compensation Objectives	Key Features
Base Salary	Sole fixed compensation element, paid in cash	Provides competitive fixed compensation to allow executives to focus on day to day duties and Company to attract/retain top executive talent	Adjustments are based on level and responsibility scope, experience, skills, performance and similar positions within the Company and with similar companies
Annual Incentive Bonus	Short-term variable incentive compensation program, paid in cash or stock
Provides clearly defined short-term corporate, strategic and/or individual performance goals in coordination with our overall strategic plan
Rewards executives who demonstrably contribute to our success
Annual performance-based compensation, paid upon achievement of specified performance (generally financial) objectives on a formulaic basis No 2015 annual incentive bonus program
Equity Incentive Awards	Stock awards allowing participation in long-term appreciation of our stock value	Align our executives’ interests with our stockholders’ to drive increased long-term stock value
2015 grants consisted of restricted stock units (RSUs), stock options and performance restricted stock units (PRSUs)
RSUs focus on retention and ownership and generally vest over a four-year period, with 25% of the RSU award vesting on each anniversary of the grant date
Stock options are focused on stock price appreciation and generally vest over a four-year period, with 25% of the stock option award vesting on each anniversary of the grant date
PRSUs focus on long term performance with awards vesting at the end of a three-year performance period and are based on the achievement level of pre-established performance criteria, such as revenue or other financial criteria or relative or absolute stock value

Employment Agreements and Related Benefits	Benefits provided either under individually negotiated employment agreements or plans of more general application	Minimize distractions to executives so that they are able to remain focused on accomplishing our strategy	Cash severance, medical coverage and similar benefits that protect against certain employment termination or change of control situations
Base Salary. The Company pays its executives annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining the base salary of executive officers, the Compensation Committee considers a variety of factors, including relevant market data, the executive’s level and scope of responsibility, experience, skills, individual performance, and internal structures within the Company. Adjustments to base salaries are typically made effective following a review of executive compensation by the Compensation Committee in the first quarter of each year, and reflect the Compensation Committee’s evaluation of each named executive officer’s performance for the prior fiscal year.
In February 2015, the Compensation Committee reviewed the base salaries for our executive officers and as part of the cost savings measures in response to our financial performance made no changes to the base salaries for Dr. Fink, Mr. Royal and Mr. Humphrey. Mr. Finger's base salary was established at $302,400 at the time he was hired in March 2015 and was not adjusted again during the year. Mr. Lyle's base salary was established at $375,000 at the time he was hired in May 2015 and was not adjusted again during the year.

Name	Principal Position	Prior Base Salary ($)	New Base Salary ($)	Percentage Increase
Franz Fink	Chief Executive Officer and Director	500,000	500,000	—%
David Lyle	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	—	375,000	N/A
Kevin S. Royal	Former Senior Vice President, Chief Financial Officer, Treasurer and Secretary	346,117	346,117	—%
Michael Finger	Former Senior Vice President, Global Sales	—	302,400	N/A
Chris Humphrey	Former Vice President, Strategy, Marketing and Business Development	242,400	242,400	—%
Annual Performance-based Cash Bonuses. Annual incentive bonuses have historically been used to reward our executive officers for the achievement of short-term Company performance goals that included annual operating goals, strategic goals and financial goals. However, as a result of the Company’s financial performance, and as part of a cost-savings program adopted by our Board of Directors, the Committee suspended the annual incentive bonus program for our executive officers in 2015. Accordingly, none of our named executive officers received an annual incentive bonus opportunity as part of their 2015 compensation. An annual incentive bonus opportunity was reinstated for 2016 as described under the section below titled “Changes for 2016”.
Equity Incentive Awards. Equity incentive awards are intended to create an opportunity for our employees to acquire an equity ownership interest in the Company and are the primary form of long-term incentive (“LTI”) compensation. An effective equity component within total compensation maintains an alignment between the interests of executive officers and stockholders by allowing executives to participate in the long-term appreciation of our stockholder value. Additionally, a portion of our equity incentive awards provide an important retention tool, as they are generally subject to multi-year vesting conditions.
LTI Award Target Values
In determining the size of equity incentive awards to the named executive officers, the Committee uses the relevant pay study data provided by Meridian as a guide. The Committee then considers other important factors such as experience level and individual performance to approve the long-term incentive value to be granted to each named executive officer. The following table shows the 2015 targeted economic value for the named executive officers.

Named Executive Officer	Targeted Economic Value for 2015 ($)
Franz Fink	1,500,000
David Lyle	550,000
Michael Finger	352,532
Chris Humphrey	230,000
Kevin Royal	—
LTI Award Mix
Based on a review of market data and input from Meridian, the Committee determined to deliver the targeted economic value of long-term incentives to the named executive officers as follows:

	Stock Options	Restricted Stock Units	Performance Based RSU
CEO	25%	25%	50%
Other Executive Officers	30%	30%	40%
In connection with the commencement of their employment, the long-term incentive mix for the CFO and Senior VP, Global Sales differed from the above targeted mix of long-term incentive vehicles, and instead were as follows:

	Stock Options	Restricted Stock Units	Performance Based RSU
CFO	19%	55%	26%
Senior VP, Global Sales	15%	66%	19%

All three long-term incentive vehicles are used to align the interests of the named executive officers with those of shareholders. Stock options provide an element of risk to the executives in that value is created for the executive only when the stock price increases, while restricted stock units provide executives with outright value which supports their retention and helps manage the potential increased dilution that would result in using only options. Through the use of performance-based restricted stock units, the Committee can focus the executives on one or more select performance metrics deemed to be critical to driving Company performance and, in turn, increasing shareholder value. No equity incentive awards were granted to Mr. Royal in 2015.
Time-Based Restricted Stock Units
In March 2015, the Committee granted time-based restricted stock units that vest annually over four years of continuous service. Dr. Fink was granted 51,160 time-based restricted stock units, Mr. Finger was granted 27,745 time-based restricted stock units and Mr. Humphrey was granted 9,413 time-based restricted stock units. In connection with the commencement of his employment in May 2015, Mr. Lyle was granted 52,012 time-based restricted stock units.
Stock Options
In March 2015, the Committee granted stock options that vest annually over four years of continuous service. Dr. Fink was granted 98,167 stock options, Mr. Finger was granted 11,646 stock options and Mr. Humphrey was granted 18,063 stock options. In connection with the commencement of his employment in May 2015, Mr. Lyle was granted 33,546 stock options.
Performance-Based Restricted Stock Units
In March 2015 the Committee granted performance-based restricted stock units that vest contingent upon the Company achieving certain financial performance targets by December 31, 2017. With respect to the performance-based restricted stock, the actual number of performance shares earned will be a function of the extent to which the performance targets are achieved on or before December 31, 2017. These financial targets relate to the achievement of a specified annual revenue target, on which vesting of 50% of the performance share awards is contingent, and the achievement of a specified annual net income after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 50% of the performance share awards is contingent. The financial goals for the performance awards are based on our 2017 financial projections and business plan. We consider our 2017 annual revenue and non-GAAP net income after tax targets to be confidential and revealing specific objectives at this time would provide competitors and other third parties with insights into the Company’s confidential business plans and longer-term strategies, thereby causing competitive harm.
At the time of grant, the Committee believed these financial targets could be attained by the end of the three-year performance period based on the expected growth trajectory of the Company, along with focused efforts by our executive officers in the absence of significant changes in economic conditions. Non-GAAP financial results exclude certain items, including non-cash stock-based compensation expense, and other non-cash or non-recurring items. The performance-based restricted stock units will be earned at 100% of the target number of shares if the applicable financial metrics (discussed above) are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. In the event of any over- or under-achievement, straight-line interpolation is applied. However, no shares will vest in the event of underachievement below the floor of 80% of each of the operating metrics. The threshold, target and maximum performance levels applicable to each of the three financial performance metrics, and the corresponding performance share award levels, were as follows:

	Performance Level as % of Target	Award Level as % of Target
Threshold	80%	50%
Target	100%	100%
Maximum	110%	200%
In March 2015, Dr. Fink, Mr. Finger and Mr. Humphrey were granted 102,319, 8,092 and 12,551 performance-based restricted stock units, respectively, at target. In connection with the commencement of his employment in May 2015, Mr. Lyle was granted 23,874 performance-based restricted stock units at target. The number of restricted stock units earned for performance at the threshold, target and maximum achievement levels is summarized in the following table:

Named Executive Officers	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
Franz Fink	51,160	102,319	204,638
David Lyle	11,937	23,874	47,748
Michael Finger	4,046	8,092	16,184
Chris Humphrey	6,276	12,551	25,102

Status of Multi-Year Performance Period Awards
As a result of performance to date, none of the performance-based restricted stock units granted in 2015 are expected to be earned by the end of the three-year performance period ending December 31, 2017. In addition, none of the performance-based restricted stock units granted in 2014 are expected to be earned by the end of the three-year performance period ending December 31, 2016.
In 2013, performance-based stock units were provided to select executives with payouts, if any, based on the level of performance achievement over the three-year performance period ending December 31, 2015. However, all of the executives that received a grant of performance-based restricted stock units are no longer with the Company. Therefore, there are no payouts related to the 2013 award cycle.
Severance, Change in Control and Other Post-Employment Programs.
The Compensation Committee understands that the alignment of interests between our executives and stockholders is a critical component to the success of our Company. By providing severance and change in control benefits, the Compensation Committee believes that it may minimize and/or eliminate the reluctance of executive management to pursue potential change-in-control transactions that may be in the best interests of stockholders.
In November 2015, amended in January 2016, the Compensation Committee established a Severance and Change in Control Plan that provides severance benefits to eligible employees who do not have employment agreements, if such employees are subject to qualifying employment terminations, and enhanced severance benefits if such qualifying employment terminations occur in connection with a Change in Control.
For purposes of these benefits, in general, a change in control is defined as any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity; or

•
an election of our Directors as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board of Directors.

Under the Severance and Change in Control Plan, the executive would be eligible for change in control severance benefits if a termination without cause or a resignation for good reason (in each case as defined in the Severance and Change in Control Plan) occurs within thirty (30) days prior to or within twenty-four (24) months following the effective date of a Change in Control. The executive would be eligible for general severance benefits if a triggering termination occurs that is not in connection with a Change in Control.
Our executive officers, including certain of our named executive officers who do not have an employment agreement providing similar benefits, are entitled to severance benefits under the Severance and Change in Control Plan, as follows:
General Severance (Outside the Change in Control Context):

•	A payment equal to one-half year of the participant’s base salary and target bonus payable in equal installments;

•	Prorated annual incentive bonus paid at actual achievement, if any, for year of termination; and;

•	Twelve (12) months of benefits continuation of health, dental and vision insurance coverage.
Change in Control Severance

•	A lump sum payment equal to one year of the participant’s base salary and target bonus;

•	Prorated annual incentive bonus paid at target achievement for year of termination; and

•	Twelve (12) months of benefits continuation of health, dental and vision insurance coverage.
Severance and Change in Control benefits for named executive officers who have employment agreements are described more fully in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” discussed below.

In January 2016, in conjunction with adopting the Severance and Change in Control Plan, our Compensation Committee approved amendments to our CEO’s and our CFO’s employment agreements designed to rationalize their severance and change in control benefits against the level of benefits provided for under that plan and to conform certain definitions among the members of our management team. As a result, upon a termination without cause outside the change in control context, Dr. Fink is entitled to 18 months, and Mr. Lyle to 12 months, of base salary and target annual incentive bonus, and each is entitled to a pro-rated annual incentive bonus based on actual performance and 12 months of medical insurance premium reimbursements. Upon a termination without cause or a resignation for good reason in connection with a change in control, Dr. Fink is entitled to 24 months, and Mr. Lyle to 18 months, of base salary and target annual incentive bonus, Dr. Fink is entitled to 24 months, and Mr. Lyle to 12 months, of medical insurance premium reimbursements, and each is entitled to a pro-rated annual incentive bonus paid at target levels.
Perquisites. The Company generally does not provide its executives with perquisites that are not available to all Company employees, other than car and housing allowances. In 2015, the Company provided a car allowance to Dr. Fink, Mr. Lyle and Mr. Royal. In addition, the Company provided Dr. Fink a cash reimbursement of certain housing costs. The amounts of these benefits are detailed in the Summary Compensation Table below.
Certain Corporate Governance Considerations
In February 2015, our Board of Directors adopted an executive compensation clawback policy pursuant to which the Company may claw back incentive cash and equity compensation if an executive, including an executive officer, engages in fraud, willful misconduct, or gross negligence that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. In such an event, the Committee will review all annual and long-term incentives, whether in cash or stock, paid to executives when the performance measurement period includes periods affected by the restatement. If the Committee determines that any such compensation would not have been paid or paid at a lower amount, the Committee may, within 12 months of the restatement and to the fullest extent permitted by law, require the executive to reimburse the Company for all or any portion of any incentive compensation. The clawback policy does not apply to restatements that the Board determines are required or permitted under GAAP in connection with the adoption of a new accounting standard, or by the Company’s decision to change its accounting practice as permitted by applicable law. When final rules on clawbacks under the Dodd-Frank Act become effective, we intend to review our policy and amend it if necessary to comply with the final rules.
In August 2015, our Compensation Committee adopted a Stock Ownership and Holding Policy, which establishes minimum Company stock ownership levels we want certain of our executive officers and our non-employee directors to achieve. This policy became effective on September 1, 2015 and applies to Company stock acquired after that date. The policy supplements the specified ownership level feature with a holding policy that limits covered persons’ ability to sell shares until they have achieved the ownership minimums. The specified minimum ownership levels are:

Position	Multiple of Base Cash*
CEO	4X
CFO, COO	2X
Non-employee Director	4X
*For officers, base cash means base salary and for non-employee directors it means annual cash retainer.
The policy generally allows a covered person five years (from adoption, hire or promotion, as applicable) to comply with the above ownership minimums. During any period in which the individual is not satisfying the applicable minimum, he or she is restricted from selling an amount of Company stock acquired through Company compensation programs that is more than 50% of the net (after-tax) number of shares. Shares and awards “count” toward the ownership minimums if they fall into one of the following categories: shares owned outright, either directly or beneficially (through immediate family members or controlled trusts or similar entities); vested restricted stock and restricted stock units (including earned performance-based restricted stock and restricted stock units); unvested restricted stock and restricted stock units with time-based vesting; in-the-money value of vested stock options; and shares owned through Company retirement plans.
In April 2016, our Audit Committee adopted a modification to our Insider Trading Policy. The prior version of the Insider Trading Policy prohibited our directors, officers and employees from hedging their ownership of Company securities, including purchasing or selling derivative securities relating to Company stock and from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company securities. Under the amendment effective as of April 2016, our directors and executive officers are prohibited from pledging Company securities as collateral for a loan and holding any Company securities in margin accounts. As of the date of the amendment, all directors and executive officers were in compliance with this new prohibition.

Changes for 2016
Our Compensation Committee made certain changes to the design of our 2016 executive compensation program. Highlights of these changes are described below, with additional information included in a Form 8-K filed on January 19, 2016. Further details and discussion regarding our 2016 compensation program will be provided as required in our proxy statement filed in connection with our 2017 annual stockholders meeting.
Annual Incentive Plan
In January 2016, our Compensation Committee adopted an Incentive Bonus Plan (the “Bonus Plan”) which allows participants to earn annual incentive bonuses based upon achievement of specified financial and strategic performance. The Bonus Plan is an omnibus short-term incentive bonus plan that allows the Company to award incentive arrangements having such performance goals, performance periods and other terms and conditions as the Committee may from year to year determine appropriate. Awards under this plan may (but are not required to) work in conjunction with our 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) so as to allow us to compensate executive officers with “performance-based compensation” as defined under applicable federal tax laws related to the deductibility of officer compensation (see “Tax Considerations” below). At the same time it adopted the Bonus Plan, our Compensation Committee approved 2016 target annual incentive opportunities for our named executive officers. Three performance objectives apply to the 2016 annual incentive opportunity as follows: a revenue target (40% of target bonus); an adjusted EBITDA target (20% of the target bonus); and specified strategic objectives (40% of the target bonus). The performance goals will be paid out on a sliding scale subject to meeting a minimum threshold performance level. The Company expects that these awards will be paid in shares of its common stock, although the Committee has reserved discretion to instead pay them in cash. See Proposal No. 5 - Approval of an Increase in the Number of Shares of Common Stock Reserved for Issuance under the 2013 Omnibus Equity Incentive Plan - Plan Benefits for additional information on our 2016 annual incentive bonus program.
Long-Term Incentive Plan
In January 2016, the Compensation Committee modified the executive long term incentive design to include time-based RSUs and performance-based market stock units ("MSUs") and to eliminate the use of stock options. Under this new design, eligible participants have the opportunity to earn MSUs based on the level of our Company’s stock price performance against the Nasdaq Composite Index over one, two and three year performance periods. The potential payout ranges from 0% to 200% of the grant target quantity, with such payout increased on a two-to-one ratio if our stock price performance exceeds the Nasdaq Composite Index, and decreased on a three-to-one ratio if our stock price performance is less than the Nasdaq Composite Index. We believe MSUs provide a direct link to stockholder value and act as both motivating and retention incentives for our executives, even when faced with a high market volatility environment. MSUs create a range of possible realizable values even in down markets while providing upside compensation at high performance levels.
Tax Considerations
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding under current rules our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exception, our stockholders approved the material terms of our 2013 Omnibus Equity Incentive Plan at the 2015 Annual Meeting. We anticipate that any compensation deemed paid to an executive officer in connection with the exercise of options will qualify as performance-based compensation, and should not be subject to the $1 million deduction limitation. Accordingly, all compensation deemed paid with respect to such options should remain deductible by the Company without limitation under Section 162(m). Restricted stock awards that vest solely on length-of-service conditions are not considered performance-based under Section 162(m) and, therefore, are subject to the $1 million deduction limitation. However, performance share awards may qualify for the exemption if they are earned based on stockholder-approved performance metrics and the awards are otherwise administered in accordance with the Section 162(m) requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible and retains discretion to award compensation that exceeds the $1 million deduction limitation and may not be fully deductible. Compensation paid in 2015 to all named executive officers covered by the Section 162(m) deduction rule did not exceed the $1 million deduction limitation.

COMPENSATION COMMITTEE REPORT (1)
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the following members of the Compensation Committee:
Yon Yoon Jorden (Co-Chairperson)
David Schlotterbeck (Co-Chairperson)
Richard Bergman
Mark Rossi

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2015 SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s named executive officers, which include our chief executive officer, our chief financial officer, our former chief financial officer, our former senior vice president of global sales and our former vice president of strategy, marketing and business development in 2015, 2014 and 2013.

Name and Principal Position (1)	Year	Salary(2) ($)	Stock Awards (3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total ($)
Franz Fink, Ph.D. President, Chief Executive Officer and Director	2015	501,948	1,125,001	360,862	—	37,627	(5)	2,025,438
	2014	321,154	1,756,100	—	266,666	39,870	(5)	2,383,790

David Lyle Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2015	244,304	457,593	92,054	—	24,053	(6)	818,004

Kevin S. Royal Former Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2015	254,312	—	—	—	223,622	(7)	477,934
	2014	344,452	267,200	—	182,400	44,445	(7)	838,497
	2013	332,900	290,600	—	117,044	43,900	(7)	784,444
Michael Finger Former Senior Vice President, Global Sales	2015	203,750	262,685	38,846	—	14,735	(8)	520,016

Chris Humphrey Former Vice President, Strategy, Marketing and Business Development	2015	193,570	160,996	66,400	—	28,873	(9)	449,839

__________

(1)
Dr. Fink joined Maxwell as President and Chief Executive Officer, and was appointed a director in May 2014, therefore his 2014 compensation in the table above reflects only a partial year. Mr. Lyle joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in May 2015, therefore his 2015 compensation in the table above reflects only a partial year. Mr. Royal joined the Company in April 2009 and resigned in May 2015, therefore his 2015 compensation in the table above reflects only a partial year. Mr. Finger joined Maxwell as Senior Vice President, Global Sales in March 2015, therefore his 2015 compensation in the table above reflects only a partial year. Mr. Humphrey joined Maxwell in September 2013 and became a named executive officer in March 2015, therefore, compensation data is only provided for 2015.

(2)	The amount of salary for each of our executive officers reflects that 2015, 2014 and 2013 each contained 26 biweekly pay periods.

(3)
The amounts in these columns represent the grant date fair value of the entire equity award in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, without regard to estimated forfeitures. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2016 for a discussion of all assumptions made by the Company in determining the values of its equity awards. The restricted stock awarded to Mr. Royal and his unvested option awards were canceled upon his resignation on May 31, 2015.

(4)
The amounts in this column reflect annual incentive bonus awards earned in the year reported by the named executive officers under our annual bonus plan, although the actual cash payment occurs in the subsequent year.

(5)
For 2015, this amount includes $16,000 in car allowance, $17,795 in health and welfare benefits, and $3,832 in housing and relocation reimbursements. For 2014, this amount includes $10,461 in car allowance, $10,368 in health and welfare benefits, and $19,041 in housing and relocation reimbursements.

(6)	For 2015, this amount includes $9,846 in car allowance, and $14,207 in health and welfare benefits.

(7)
For 2015 this amount includes $201,902 in termination pay, $6,154 in car allowance, $8,766 in health and welfare benefits and $6,800 in 401(k) matching contributions. For 2014, this amount includes $16,000 in car allowance, $21,988 in health and welfare benefits and $6,457 in 401(k) matching contributions. For 2013, this amount includes $16,000 in car allowance, $20,200 in health and welfare benefits and $7,700 in 401(k) matching contributions.

(8)	For 2015, this amount includes $3,750 in car allowance, $5,328 in health and welfare benefits and $5,657 in 401(k) matching contributions.

(9)	For 2015, this amount includes $23,438 in health and welfare benefits and $5,435 in 401(k) matching contributions.

2015 GRANTS OF PLAN-BASED AWARDS
The following table sets forth the equity awards granted to the Company’s named executive officers during fiscal year 2015. The non-equity incentive plan was suspended for 2015 and accordingly no awards under such program appear in the table below.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold (#)	Target (#)	Maximum (#)
Franz Fink	3/13/2015	51,160	102,319	204,638	51,160	98,167	7.33	1,485,863
David Lyle	5/11/2015	11,937	23,874	47,748	52,012	33,546	6.03	549,647
Michael Finger	3/13/2015	4,046	8,092	16,184	27,745	11,646	7.33	301,531
Chris Humphrey	3/13/2015	6,276	12,551	25,102	9,413	18,063	7.33	227,396
__________
(1)    Grant date fair value of stock and option awards is calculated based upon target award payouts.
OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
The following table sets forth information regarding each unexercised option and all unvested restricted stock held by each of our named executive officers as of December 31, 2015.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Vested Unexercised Options (#)		Number of Securities Underlying Unvested Unexercised Options (#) (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (8)
	Exercisable		Unexercisable
Franz Fink	—		98,167	7.33	3/13/2025			—
	—		—	—	—	153,479	(2)	1,095,840
	—		—	—	—	90,000	(3)	642,600
	—		—	—	—	40,000	(4)	285,600
David Lyle			33,546	6.03	5/11/2025			—
						75,886	(5)	541,826
Kevin S. Royal	100,000	(6)	—	8.26	5/31/2016	—		—
Michael Finger			11,646	7.33	3/13/2025			—
						35,837	(2)	255,876
Chris Humphrey	—		18,063	7.33	3/13/2025			—
						21,964	(2)	156,823
						15,000	(7)	107,100
_____________

(1)
All stock options held by our named executive officers will vest in full following involuntary termination or resignation following the occurrence of certain triggering events within a specified period following a change in control of the Company. Upon a change in control of the Company, certain restricted shares held by our named executive officers will vest in full, regardless of whether the named executive officer terminates or resigns following a triggering event. These provisions are described in greater detail in “Potential Payments upon Termination or Change in Control” discussed below.

(2)
In March 2015, Dr. Fink, Mr. Finger and Mr. Humphrey were granted 153,479, 35,837 and 21,964 restricted stock unit awards, respectively, of which 51,160, 6,069 and 9,413, respectively, were service-based restricted stock units vesting in equal installments over four years of continuous service and 21,676 were service-based restricted stock units granted to Mr. Finger vesting in equal installments over three years of continuous service. The remaining 102,319, 8,092 and 12,551 awards granted to Dr. Fink, Mr. Finger and Mr. Humphrey, respectively, were restricted stock units with vesting contingent upon the Company's achievement of certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 50% of the shares is contingent, and the achievement of specified operating income target, calculated on a non-GAAP basis, on which vesting of the remaining 50% of the shares is contingent. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. As of December 31, 2015, the vesting of the performance-based awards was considered to be unobtainable, but the awards had not yet been canceled.

(3)
In May 2014, Dr. Fink was granted 90,000 restricted stock unit awards, of which 40,000 were service-based restricted stock units vesting in equal installments over four years of continuous service and 50,000 were market-condition restricted stock units vesting upon the achievement of certain stock price thresholds and the completion of three years of continuous employment from the date of grant.

(4)
In October 2014, Dr. Fink was granted 40,000 restricted stock awards with vesting contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 50% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 50% of the shares is contingent. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. As of December 31, 2015, the vesting of these awards was considered to be unobtainable, but the award had not yet been canceled.

(5)
In May 2015, Mr. Lyle was granted 75,886 restricted stock unit awards, of which 52,012 were service-based restricted stock units vesting in equal installments over four years of continuous service and 23,874 with vesting contingent upon the Company's achievement of certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 50% of the shares is contingent, and the achievement of specified operating income target, calculated on a non-GAAP basis, on which vesting of the remaining 50% of the shares is contingent. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. As of December 31, 2015, the vesting of the performance-based award was considered to be unobtainable, but the award had not yet been canceled.

(6)	Mr. Royal resigned from the Company effective May 31, 2015, and all unvested awards were forfeited at that time. Mr. Royal had 100,000 vested stock options that are exercisable through May 31, 2016.

(7)	In March 2014 and November 2013, Mr. Humphrey was granted 10,000 and 15,000 service-based restricted stock awards, respectively, vesting in equal installments over four years of continuous service.

(8)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company common stock on December 31, 2015, which was $7.14. The actual value realized by the officer depends on whether the shares vest and the future performance of our common stock.

2015 OPTION EXERCISES AND STOCK VESTED
With respect to our named executive officers, the following table shows the number of shares of restricted stock that vested during fiscal year 2015. No stock options were exercised by our named executive officers in 2015.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Franz Fink	10,000	56,500
Kevin S. Royal (2)	9,594	60,691
Chris Humphrey	6,250	38,900
_________

(1)
Value realized is based on the fair market value of our common stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

(2)	Mr. Royal resigned from the Company effective May 31, 2015.

EMPLOYMENT AGREEMENTS
Franz Fink
In April 2014, the Company entered into an Employment Agreement with Dr. Fink. The agreement provides for a base salary and an incentive bonus with a target amount of 100% of annual base salary for each fiscal year of the Company.
The Employment Agreement also provides for certain severance benefits. If Dr. Fink’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 24 months after a change in control, he will receive payment of his base salary, target bonus, and reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months, as well as a prorated bonus based on actual achievement in the year of termination. In addition, if Dr. Fink’s employment is terminated without cause or should Dr. Fink resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to two times his base salary and target bonus, current year bonus paid at target, reimbursement of a portion of COBRA health insurance premiums for a period of up to 24 months, and waiver of service vesting conditions and deemed attainment at target of all performance-vested milestones under each outstanding equity award, except the market-condition award.
David Lyle
In May 2015, the Company entered into an Employment Agreement with Mr. Lyle. The agreement provides for a base salary and an incentive bonus with a target amount of 60% of annual base salary for each fiscal year of the Company. Pursuant to the agreement, Mr. Lyle received the following equity awards:

•
a number of stock options determined by dividing $105,000 by the grant date fair value per share of our stock, with the options vesting in equal annual installments over four years of continuous employment;

•
a number of restricted stock units (“RSUs”) determined by dividing $305,000 by the average closing sales price of our stock over the 10 consecutive trading days prior to Mr. Lyle’s start date, with the RSUs vesting over four years of continuous employment; and

•
a number of performance restricted stock units (“PRSUs”) determined by dividing $140,000 by the average closing sales price of our stock over the 10 consecutive trading days prior to Mr. Lyle’s start date, with the PRSUs vesting based on the achievement of performance milestones previously established by the Compensation Committee of the Board of Directors for performance-based equity awards granted to the Company's executive officers in 2015.

The Employment Agreement also provides for certain severance benefits. If Mr. Lyle’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 24 months after a change in control, he will receive payment of his base salary, target bonus, and reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months. If such a termination occurs after the first year of Mr. Lyle’s employment, he will receive pro rata monthly acceleration of his stock options and RSUs. In addition, if Mr. Lyle’s employment is terminated without cause or should Mr. Lyle resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to his base salary and target bonus, reimbursement of a portion of COBRA health insurance premiums for a period of up to 12 months, and waiver of service vesting conditions and deemed attainment at target of all performance-vested milestones under each outstanding equity award.
Kevin S. Royal
Effective as of May 31, 2015, Mr. Royal resigned from his position as Chief Financial Officer. The Company and Mr. Royal entered into a general release agreement which provided that the Company would continue to pay Mr. Royal's base salary for a period of nine months in an amount equal to $28,843 per month, paid in accordance with the Company's normal payroll practices, as well as pay COBRA premiums on Mr. Royal's behalf in an amount equal to the monthly health premium the Company pays for active employees for up to nine months. In addition, Mr. Royal received an extension of the post-termination exercise period for his vested stock options, from 90 days following the date of his termination of employment, to 12 months following the date of his termination of employment.
Michael Finger
In December 2015, the Company entered into an Employment Agreement with Mr. Finger. The agreement provided for a base salary and an incentive bonus with a target amount of 50% of annual base salary for each fiscal year of the Company.

The Employment Agreement provided for certain severance benefits including a required notice period of six months for termination by either Mr. Finger or the Company. If Mr. Finger's employment is terminated due to a formal restructuring plan, he will receive payment of a minimum of six months' salary. If such a termination is in respect to a change in control of the Company and notice of termination is delivered within 30 days prior to or 18 months following such change in control, then any and all equity award vesting will be accelerated. Mr. Finger voluntarily resigned from the Company effective on March 31, 2016 and will not be entitled to any severance payments under the Employment Agreement.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Franz Fink
Pursuant to his employment agreement, as amended, if Dr. Fink’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 24 months after a change in control, he will receive payment equal to one and one-half times his base salary and target bonus, current year bonus paid at actual achievement prorated based on the number of days employed in the year of termination, and the equivalent of the employer’s contribution for health benefits for up to 12 months. In addition, since Dr. Fink has completed greater than one year of service, then his initial service-based equity award will vest on a prorated basis for the number of months of employment. All other equity awards will be governed by the terms and conditions of the respective equity award agreements. In addition, if Dr. Fink’s employment is terminated without cause or should Dr. Fink resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to two times his base salary and target bonus, current year bonus paid at target prorated based on the number of days employed in the year of termination, the equivalent of the employer’s contribution for health benefits for up to 24 months, and waiver of service vesting conditions and deemed attainment at target of all performance-based milestones under each outstanding equity award, except the initial market-condition award which will only vest if the market-condition price target has been met.
David Lyle
Pursuant to his employment agreement, as amended, if Mr. Lyle’s employment is terminated without cause, either more than 30 days prior to a change in control or more than 24 months after a change in control, he will receive payment equal to his base salary and target bonus, current year bonus paid at actual achievement prorated based on the number of days employed in the year of termination and the equivalent of the employer’s contribution for health benefits for up to 12 months. In addition, if such a termination occurs more than one year following Mr. Lyle’s start date, then his initial service-based equity award will vest on a prorated basis for the number of months of employment. All other equity awards will be governed by the terms and conditions of the respective equity award agreements. In addition, if Mr. Lyle’s employment is terminated without cause or should Mr. Lyle resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to one and one-half times his base salary and target bonus, current year bonus paid at target prorated based on the number of days employed in the year of termination, the equivalent of the employer’s contribution for health benefits for up to 12 months, and waiver of service vesting conditions and deemed attainment at target of all performance-based milestones under each outstanding equity award.
Kevin S. Royal
Effective as of May 31, 2015, Mr. Royal resigned from his position as Chief Financial Officer. The terms of Mr. Royal’s departure were detailed in a transition agreement, which provided for continuation of salary payments for a period of nine months following the transition date as well as continuation of the employer’s contribution for health benefits for up to nine months. Additionally, Mr. Royal’s vested stock options are exercisable for a period of 12 months following the transition date of May 31, 2015.
Michael Finger
On March 2, 2016, Mr. Finger and the Company announced that he will step down from his position in 2016. Mr. Finger submitted his resignation on October 1, 2015 and he received continued payment of his salary while he continued to provide services during the six month notice period required per the terms of his managing director services agreement with the Company’s subsidiary. All equity awards are governed by the terms and conditions of the respective equity award agreements.
Chris Humphrey
Effective April 1, 2016, Mr. Humphrey voluntarily resigned his employment with the Company, and is not entitled to any severance payments or benefits.

Estimated Payments and Benefits
The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a change in control of the Company described above, as if each officer’s employment terminated as of December 31, 2015, the last business day of the 2015 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause ($)	Termination without Cause Prior to Change in Control ($)	Termination due to Death or Disability ($)	Termination without Cause or Resignation following a Trigger Event after a Change in Control ($)	Change in Control (no termination of employment) ($)(5)
Franz Fink	Severance (1)	—	1,500,000	—	2,000,000	—
	Bonus (2)	—	—	—	—	—
	Equity Award Acceleration (3)	—	214,200	1,595,640	1,595,640	—
	Health and Welfare (4)	—	17,794	—	35,588	—
	Vacation Payout (1)	83,361	83,361	83,361	83,361	—
	Total Value	83,361	1,815,355	1,679,001	3,714,589	—

David Lyle	Severance (1)	—	600,000	—	900,000	—
	Bonus (2)	—	—	—	—	—
	Equity Award Acceleration (3)	—	—	579,062	579,062	—
	Health and Welfare (4)	—	24,355	—	24,355	—
	Vacation Payout (1)	18,202	18,202	18,202	18,202	—
	Total Value	18,202	642,557	597,264	1,521,619	—

 ____________

(1)
For purposes of valuing the severance and vacation payments in the table above, the computation is based on each executive’s base salary in effect at the end of 2015 and the number of accrued but unused vacation days at the end of 2015. Additionally, Dr. Fink's severance payment includes 150% of his base salary and target bonus for the year of termination. In addition, if Dr. Fink’s employment is terminated without cause or should Dr. Fink resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to two times his base salary and target bonus. Mr. Lyle's severance payment includes 100% of his base salary and target bonus for the year of termination. In addition, if Mr. Lyle's employment is terminated without cause or should Mr. Lyle resign his employment for good reason, either within 30 days prior to a change in control or within 24 months after a change of control, he will receive a lump sum payment equal to 150% times his base salary and target bonus.

(2)
The value of the bonus shown in the table above was calculated based on the assumption that the officer’s employment termination and the change in control (if applicable) occurred on December 31, 2015. The value of the bonus is prorated based upon the number of days employed in the year of termination and based on actual achievement unless the termination is in connection with a change in control in which 100% of the target bonus would be due. As the bonus plan was suspended in 2015, no bonuses were achieved.

(3)
The value of equity award acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the change in control (if applicable) occurred on December 31, 2015. The value of the stock award acceleration was calculated by multiplying the applicable number of unvested shares subject to each restricted stock or restricted stock unit grant by the closing sales price of the Company’s common stock on December 31, 2015 and by multiplying the applicable number of unvested stock options by the intrinsic value of the stock option using the closing sales price of the Company’s common stock on December 31, 2015.

(4)
Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the change in control provisions set forth in each individual executive’s employment agreement.

(5)
If, in connection with a change in control transaction, Dr. Fink's or Mr. Lyle's equity awards are not continued, assumed, substituted, or converted into the right to receive a payment equal to the value of the Company’s common stock in such transaction, then the equity awards will become fully vested.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,658,838	(1)	$10.39	2,507,926	(3)
Equity compensation plans not approved by security holders	156,915	(4)	6.37	—
Total	1,815,753		$10.19	2,507,926
 __________

(1)	Includes 930,797 stock options and 884,956 restricted stock units outstanding.

(2)
Calculated without taking into account the 884,956 shares of common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)	Includes 307,126 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 2,200,800 shares available for future issuance under the 2013 Omnibus Equity Incentive Plan.

(4)
Includes 45,192 stock options and 111,723 restricted stock units granted to Messrs. Lyle and Finger as a material inducement for commencement of employment with Maxwell. The terms and conditions of such awards are substantially similar to those for stock options and restricted stock units granted under the 2013 Omnibus Equity Incentive Plan.

RELATED PARTY TRANSACTIONS
In accordance with the Charter of the Audit Committee as approved by the Board of Directors of Maxwell, the Audit Committee shall act on behalf of the Board and review and approve all related party transactions (as defined in Section 404 of Regulation S-K) involving the Company. Since the beginning of the Company's last fiscal year, no related party transactions were approved by the Audit Committee.

OTHER BUSINESS
The Board does not intend to present any other business at the Annual Meeting and knows of no other matters which will be presented at the Annual Meeting.
INCORPORATION BY REFERENCE
The rules of the SEC allow the Company to “incorporate by reference” certain information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This Proxy Statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s 2015 Annual Report on Form 10-K, a copy of which is being furnished to you with this Proxy Statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123.
By Order of the Board of Directors,

David Lyle
Secretary
April 29, 2016
San Diego, California
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU ARE ENCOURAGED TO VOTE BY INTERNET.

Appendix A

Article Fourth of our Restated Certificate of Incorporation, As Amended

EIGHTH: ~~The~~Prior to the 2017 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III. ~~Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors, with the term of office of the directors of one class expiring each year. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that with respect to the directors elected at the 1986 annual meeting of shareholders of Maxwell Laboratories, Inc., a California corporation and the predecessor of this Corporation (“Maxwell California”), which directors shall become directors of this Corporation upon the effectiveness of the merger of Maxwell California with and into this Corporation as members of the respective classes of the Board of Directors as specified in the Merger Agreement between this Corporation and Maxwell California, the terms of such directors shall be as follows: the directors designated as Class I shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1986; the directors designated as Class II shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1987; and the directors designated as Class III shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 1988~~. Each director elected prior to the 2017 annual meeting of stockholders shall serve for the full term to which such director was elected. Following the expiration of the term of (a) the Class III directors in 2017, (b) the Class I directors in 2018 and (c) the Class II directors in 2019, the directors in each such class shall be elected for a term expiring at the succeeding annual meeting of stockholders. Commencing at the 2019 annual meeting of stockholders, all directors shall then be elected at each annual meeting of stockholders for terms expiring at the succeeding annual meeting of stockholders.

Notwithstanding the foregoing provisions of this Article Eighth: each director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal; and no decrease in the authorized number of directors shall shorten the term of any incumbent director.

*     *    *

TENTH: Any director, (a) until the 2019 annual meeting of stockholders and in accordance with Section 141(k) of the Delaware General Corporation Law, may be removed from office at any time but only for cause, and (b) from and after the 2019 annual meeting of stockholders, may be removed from office at any time, with or without cause, in each case ~~and~~ only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single class; provided, however, that where such removal is approved by a majority of the Disinterested Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single class, shall be required for approval of such removal.

A-1

Appendix B

MAXWELL TECHNOLOGIES, INC.

2013 OMNIBUS EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED MARCH __, 2016)

MAXWELL TECHNOLOGIES, INC.
2013 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1.	INTRODUCTION.
1.1    Successor and Continuation of Predecessor Plans. The Plan is intended as the successor to and continuation of the Amended and Restated Maxwell Technologies, Inc. 1995 Stock Option Plan and the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (together, the “Predecessor Plans”). Following the effective date of this Plan, no additional stock awards shall be granted under the Predecessor Plans. All outstanding stock awards granted under the Predecessor Plans shall remain subject to the terms of the Predecessor Plans. All Stock Awards granted subsequent to the effective date of this Plan shall be subject to the terms of this Plan.
1.2    Purpose. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute ISOs or NSOs), SARs, Restricted Shares, Stock Units and Performance Cash Awards.
1.3    Effective Date. The Board adopted the Plan contingent upon its approval by the Company’s stockholders at the 2013 Annual Meeting of Stockholders (such date, the “Effective Date”). The Board has amended the Plan, contingent upon its approval by the Company’s stockholders at the 2016 Annual Meeting of Stockholders, to effect the following changes: (a) increase the number of Common Shares available for issuance by 2,400,000; and (b) remove the discretion of the Board to accelerate vesting and/or exercisability of Stock Awards upon the retirement of a Participant.

ARTICLE 2.	ADMINISTRATION.
2.1    General. The Plan may be administered by the Board or one or more Committees. Each Committee shall have the authority and be responsible for such functions as have been assigned to it.
2.2    Section 162(m). To the extent an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Code Section 162(m).
2.3    Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
2.4    Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) determine whether and to what extent any Performance Goals have been attained, (d) interpret the Plan and Awards granted under the Plan, (e) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (f) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (g) make all other decisions relating to the operation of the Plan and Awards granted under the Plan.
2.5    No Cancel/Re-Grant or Repricings of Stock Awards. Except in connection with an adjustment under Article 9, neither the Board nor any Committee shall have the authority to: (a) reprice any outstanding Stock Awards under the Plan or the Predecessor Plans, or (b) cancel and re-grant any outstanding Stock Awards under the Plan or the Predecessor Plans, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. Except in connection with an adjustment under Article 9, the terms of outstanding Stock Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
2.6    Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
2.7    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3.	SHARES AVAILABLE FOR GRANTS.
3.1    Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 4,900,000 Common Shares, plus (b) the number of Common Shares reserved under the Predecessor Plans that are not issued or subject to outstanding awards under the Predecessor Plans on the Effective Date, (c) the number of Common Shares subject to outstanding awards under the Predecessor Plans on the Effective Date that subsequently expire, lapse unexercised, or are forfeited, and Common Shares issued pursuant to awards granted under the Predecessor Plans that are outstanding on the Effective Date and that are subsequently forfeited to or repurchased by the Company, and (d) the additional Common Shares described in Sections 3.2 and 3.4; provided, however, that no more than 2,207,298 Common Shares, in the aggregate, shall be added to the Plan pursuant to clauses (b) and (c). The number of Common Shares that are subject to Stock Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Section 3.1 shall be subject to adjustment pursuant to Article 9.
3.2    Shares Returned to Reserve. To the extent that Options, SARs or Stock Units granted under this Plan or under the Predecessor Plans are forfeited or expire for any other reason before being exercised or settled in full, the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason prior to the shares having become vested, then such Common Shares shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.
3.3    Shares Not Returned to Reserve. If the Exercise Price of any Option or SAR is satisfied by tendering Common Shares held by the Participant (either by actual delivery or attestation), then the number of shares subject to such Stock Awards so tendered or otherwise not delivered to the Participant in connection with such exercise shall not remain available for subsequent issuance under the Plan. If Stock Units are settled, then the number of Common Shares issued to the Participant in settlement of such Stock Units shall not remain available for subsequent issuance under the Plan. Common Shares applied to satisfy tax withholding obligations related to any Stock Award shall not again become available for issuance under the Plan.
3.4    Stock Awards Not Reducing Share Reserve. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Section 3.1, nor shall shares subject to Substitute Awards again be available for Stock Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.
3.5    Participant Limits. Subject to adjustment in accordance with Article 9:
(a)    The aggregate number of Common Shares subject to Options and SARs that may be granted under this Plan during any calendar year to any one Participant shall not exceed 250,000, except that the Company may grant to a new Employee in the calendar year in which his or her Service as an Employee first commences Options and/or SARs that cover (in the aggregate) up to 500,000 Common Shares;
(b)    The aggregate number of Common Shares subject to Restricted Share awards and Stock Units that may be granted under this Plan during any calendar year to any one Participant shall not exceed 250,000;
(c)    No Participant who serves as an Outside Director may receive Stock Awards covering more than 30,000 Common Shares in any calendar year, except that an Outside Director may receive Stock Awards covering 60,000 Common Shares in the calendar year in which he or she was initially appointed to the Board.
(d)    No Participant shall be paid more than $2,500,000 in cash in any calendar year pursuant to Performance Cash Awards granted under the Plan; and
(e)    No more than 2,207,298 Common Shares plus the additional Common Shares described in Section 3.2 may be issued under the Plan upon the exercise of ISOs.
(f)    The limits described above in Sections 3.5(a), 3.5(b), and 3.5(d) are cumulative for each Participant.

ARTICLE 4.	ELIGIBILITY.
4.1    Incentive Stock Options. Only Employees who are common law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.
4.2    Other Awards. Awards other than ISOs may only be granted to Service Providers.

ARTICLE 5.	OPTIONS.
5.1    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
5.2    Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.
5.3    Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).
5.4    Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability in the event of death, disability, or a Change in Control, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
5.5    Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.
5.6    Modification of Options. Within the limitations of the Plan, the Administrator may modify or extend outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.
5.7    Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, allow the Optionee to satisfy payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:
(a)    Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;
(b)    By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;
(c)    Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure;
(d)    By delivering a full-recourse promissory note, on such terms approved by the Administrator; or

(e)    Through any other form or method consistent with applicable laws, regulations and rules.

ARTICLE 6.	STOCK APPRECIATION RIGHTS.
6.1    SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
6.2    Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.
6.3    Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.
6.4    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability in the event of death, disability, or a Change in Control, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
6.5    Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.
6.6    Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.
6.7    Modification of SARs. Within the limitations of the Plan, the Administrator may modify or extend outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, impair his or her rights or obligations under such SAR.

ARTICLE 7.	RESTRICTED SHARES.
7.1    Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
7.2    Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.
7.3    Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. A Restricted Stock Agreement may provide for accelerated vesting in the event of death, disability, or a Change in Control.
7.4    Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Stock Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

ARTICLE 8.	STOCK UNITS.
8.1    Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
8.2    Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
8.3    Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. A Stock Unit Agreement may provide for accelerated vesting in the event of death, disability, or a Change in Control.
8.4    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on the shares subject to the Stock Units while the Award is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

8.5    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors, including Performance Goals. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units shall be settled in such manner and at such time(s) as specified in the Stock Unit Agreement. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 9.
8.6    Death of Recipient. Any Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.
8.7    Modification or Assumption of Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (whether granted by the Company or by another issuer) in return for the grant of new Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.
8.8    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 9.	ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS.
9.1    Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding proportionate adjustments shall automatically be made in each of the following:
(a)    The number and kind of shares available for issuance under Article 3, including the numerical share limits in Sections 3.1 and 3.5;
(b)    The number and kind of shares covered by each outstanding Option, SAR and Stock Unit; and
(c)    The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.
In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Any adjustment in the number of and kind of shares subject to an Award under this Section 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
9.2    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
9.3    Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Section 14.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator shall include (without limitation) one or more of the following with respect to each outstanding Award:
(f)    The continuation of such outstanding Award by the Company (if the Company is the surviving entity);
(g)    The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;
(h)    The substitution by the surviving entity or its parent of an equivalent award for the outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;
(i)    The cancellation of outstanding Options and SARs without payment of any consideration. The Optionees shall be able to exercise such Options and SARs (to the extent the Options and SARs are vested or become vested as of the effective date of the transaction) during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of the transaction;
(j)    Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to Options and SARs, followed by cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of the transaction. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such transaction, unless (i) a shorter period is required to permit a timely closing of such transaction and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such transaction;
(k)    The cancellation of the Options and SARs and a payment to the Optionee with respect to each Share subject to the portion of the Award that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (B) the per-share Exercise Price of the Option or SAR (such excess, the “Spread”).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread.  In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares, but only to the extent the application of such provisions does not adversely affect the status of the Option or SAR as exempt from Code Section 409A.  If the Spread applicable to an Option or SAR is zero or a negative number, then the Option or SAR may be cancelled without making a payment to the Optionee;
(l)    The cancellation of outstanding Stock Units and a payment to the holder thereof with respect to each Common Share subject to the Stock Unit equal to the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction (the “Transaction Value”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Transaction Value. In addition, such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares. In the event that a Stock Unit is subject to Code Section 409A, the payment described in this clause (g) shall be made on the settlement date specified in the applicable Stock Unit Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or
(m)    The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.
For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s Service following a transaction.
Any action taken under this Section 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10.	OTHER AWARDS.
10.1    Performance Cash Awards. A Performance Cash Award is a cash award that may be granted subject to the attainment of specified Performance Goals during a Performance Period. A Performance Cash Award may also require the completion of a specified period of continuous Service. The length of the Performance Period, the Performance Goals to be attained during the Performance Period, and the degree to which the Performance Goals have been attained shall be determined conclusively by the Administrator. Each Performance Cash Award shall be set forth in a written agreement or in a resolution duly adopted by the Administrator which shall contain provisions determined by the Administrator and not inconsistent with the Plan. The terms of various Performance Cash Awards need not be identical.
10.2    Awards Under Other Plans. The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common

Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11.	LIMITATION ON RIGHTS.
11.1    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).
11.2    Stockholders’ Rights. Except as set forth in Section 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.
11.3    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.
11.4    Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution. An ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.
11.5    Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

ARTICLE 12.	TAXES.

12.1    General. As a condition to the grant and acceptance of an Award under the Plan, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.
12.2    Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by SEC, accounting or other rules.
12.3    Section 162(m) Matters The Administrator, in its sole discretion, may determine whether an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m). The Administrator may grant Awards that are based on Performance Goals but that are not intended to qualify as performance-based compensation. With respect to any Award that is intended to qualify as performance-based compensation, the Administrator shall designate the Performance Goal(s) applicable to, and the formula for calculating the amount payable under, an Award within 90 days following commencement of the applicable Performance Period (or such earlier time as may be required under Code Section 162(m)), and in any event at a time when achievement of the applicable Performance Goal(s) remains substantially uncertain. Prior to the payment of any Award that is intended to constitute performance-based compensation, the Administrator shall certify in writing whether and the extent to which the Performance Goal(s) were achieved for such Performance Period. The Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable under an Award that is intended to constitute performance-based compensation.
12.4    Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Code Section 409A(a)(1).
12.5    Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13.	FUTURE OF THE PLAN.

13.1    Term of the Plan. The Plan, as set forth herein, shall become effective on the Effective Date. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 13.2, or (b) the 10th anniversary of the date adopted by the Board.
13.2    Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.
13.3    Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. Stockholder approval shall be required for any amendment of the Plan that either (a) materially increases the number of Common Shares available for issuance under the Plan, (b) materially expands the class of individuals eligible to receive Awards under the Plan, (c) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Common Shares may be issued or purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of Awards available for issuance under the Plan. In addition, an amendment to Section 2.5 is subject to approval by the Company’s stockholders. Finally, Section 162(m) of the Code may require that the Company’s stockholders approve the Performance Goals set forth on Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 14.	DEFINITIONS.
14.1    “Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.
14.2    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
14.3    “Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share, a Stock Unit, or a Performance Cash Award.
14.4    “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
14.5    “Board” means the Company’s Board of Directors, as constituted from time to time.
14.6    “Change in Control” means:
(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;
(b)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c)    The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%)

of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)    Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
14.7    “Code” means the Internal Revenue Code of 1986, as amended.
14.8    “Committee” means a committee of one or more members of the Board or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.
14.9    “Common Share” means one share of the common stock of the Company.
14.10    “Company” means Maxwell Technologies, Inc., a Delaware corporation.
14.11    “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
14.12    “Employee” means a common‑law employee of the Company, a Parent, a Subsidiary or an Affiliate.
14.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
14.14    “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
14.15    “Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are no longer traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.
14.16    “ISO” means an incentive stock option described in Code Section 422(b).

14.17    “NSO” means a stock option not described in Code Sections 422 or 423.
14.18    “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.
14.19    “Optionee” means an individual or estate holding an Option or SAR.
14.20    “Outside Director” means a member of the Board who is not an Employee.
14.21    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
14.22    “Participant” means an individual or estate holding an Award.
14.23    “Performance Cash Award” means an award of cash granted under Section 10.1 of the Plan.
14.24    “Performance Goal” means a goal established by the Administrator for the applicable Performance Period based on one or more of the performance criteria set forth in Appendix A. Depending on the performance criteria used, a Performance Goal may be expressed in terms of overall Company performance or the performance of a business unit, division, Subsidiary, Affiliate or an individual. A Performance Goal may be measured either in absolute terms or relative to the performance of one or more comparable companies or one or more relevant indices. The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates; provided, however, that if an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), such adjustment(s) shall only be made to the extent consistent with Code Section 162(m).
14.25    “Performance Period” means a period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to a Performance Cash Award or an Award of Restricted Shares or Stock Units that vests based on the achievement of Performance Goals. Performance Periods may be of varying and overlapping duration, at the discretion of the Administrator.
14.26    “Plan” means this Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, as amended from time to time.
14.27    “Predecessor Plans” means the Amended and Restated Maxwell Technologies, Inc. 1995 Stock Option Plan and the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan.
14.28    “Restricted Share” means a Common Share awarded under the Plan.

14.29    “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.
14.30    “SAR” means a stock appreciation right granted under the Plan.
14.31    “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.
14.32    “Service” means service as an Employee, Outside Director or Consultant.
14.33    “Service Provider” means any individual who is an Employee, Outside Director or Consultant.
14.34    “Stock Award” means any award of an Option, a SAR, a Restricted Share, or a Stock Unit under the Plan.
14.35    “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.
14.36    “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.
14.37    “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.
14.38    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
14.39    “Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by NASDAQ Marketplace Rule 5635 or any successor thereto.

APPENDIX A
PERFORMANCE CRITERIA
The Administrator may establish Performance Goals derived from one or more of the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance or when it makes Performance Cash Awards:

• Revenue	• Cash flow per Share
• Gross profit	• Return on equity
• Operating expenses	• Return on assets
• Earnings before interest, taxes, depreciation and amortization (EBITDA);	• Return on capital
• Operating income	• Growth in assets
• Income from operations;	• Economic value added
• Income before income taxes and minority interests	• Share price performance
• Net income	• Total stockholder return
• Net income per diluted Share	• Improvement or attainment of expense levels
• A change in accounts receivable or inventory, or a change in another combination of assets and/or liabilities	• Market share or market penetration
• Cash flow	• Business expansion, and/or acquisitions or divestitures
•    To the extent that an Award is not intended to comply with Code Section 162(m), other measures of performance selected by the Administrator, including any other corporate, strategic and/or individual performance goals.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Form 10-K are available at www.proxyvote.com.

MAXWELL TECHNOLOGIES, INC.
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Stockholders
June 15, 2016 11:00 A.M. PDT

The stockholder(s) hereby appoint(s) Franz Fink and David Lyle, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MAXWELL TECHNOLOGIES, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 11:00 a.m., PDT on June 15, 2016, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof.
 THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.
The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2016 Annual Meeting of Stockholders and accompanying Proxy Statement dated April 29, 2016.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

MAXWELL TECHNOLOGIES, INC. 3888 Calle Fortunada San Diego, CA 92123
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1	Election of Directors	☐	☐	☐
Nominees
01 Burkhard Goeschel 02 David Schlotterbeck
The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.						For	Against	Abstain
2	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.					☐	☐	☐
3	To approve an amendment to the Company's Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 40,000,000 shares to 80,000,000 shares.					☐	☐	☐
4	To approve an amendment to the Company's Restated Certification of Incorporation to declassify the Board of Directors and to provide that directors may be removed with or without cause.					☐	☐	☐
5	To approve an increase in the number of shares of Common Stock reserved for issuance under the 2013 Omnibus Equity Incentive Plan by 2,400,000 shares.					☐	☐	☐
6	To approve, on an advisory basis, our named executive officer compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date